Exhibit 10.1

EXECUTION

AMENDMENT NO. 4 TO MASTER REPURCHASE AGREEMENT

Amendment No. 4 to Master Repurchase Agreement, dated as of April 17, 2025 (this “Amendment”), among BANK OF MONTREAL, a Canadian chartered bank acting through its Chicago Branch (the “Buyer”), FS CREIT FINANCE BMO-1 LLC, a Delaware limited liability company (the “Seller”) and FS CREDIT REAL ESTATE INCOME TRUST, INC., a Maryland corporation (the “Guarantor”).

RECITALS

The Buyer and Seller are parties to (i) that certain Master Repurchase Agreement, dated as of March 3, 2023 (as amended, restated, supplemented, or otherwise modified from time to time prior to the date hereof, the “Existing Repurchase Agreement”; and as further amended by this Amendment, the “Repurchase Agreement”) and (ii) that certain Pricing Side Letter, dated as of March 3, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Pricing Side Letter”). The Guarantor is party to that certain Limited Guaranty, dated as of March 3, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”), made in favor of Buyer. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Existing Repurchase Agreement, Pricing Side Letter or Guaranty, as applicable.

The Buyer, Seller and Guarantor have agreed, subject to the terms and conditions of this Amendment, that the Existing Repurchase Agreement be amended to reflect certain agreed upon revisions to the terms of the Existing Repurchase Agreement. As a condition precedent to amending the Existing Repurchase Agreement, the Buyer has required the Guarantor to ratify and affirm the Guaranty on the date hereof.

Accordingly, the Buyer, Seller and Guarantor hereby agree in consideration of the mutual promises and mutual obligations set forth herein, that the Existing Repurchase Agreement is hereby amended as follows:

SECTION 1. Amendment to the Existing Repurchase Agreement. Effective as of the date hereof, the Existing Repurchase Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double- underlined text) as set forth in Exhibit A hereto. The parties hereto further acknowledge and agree that Exhibit A constitutes the Repurchase Agreement as amended and modified by the terms set forth herein.

SECTION 2. Conditions Precedent. This Amendment shall become effective as of the date hereof, subject to the satisfaction of the following conditions precedent:

2.1            Delivered Documents. On the date hereof, the Buyer shall have received the following documents, each of which shall be satisfactory to the Buyer in form and substance:

(a)            this Amendment, executed and delivered by the duly authorized officers of the Buyer, Seller and Guarantor;

(b)            Amendment No. 2 to Pricing Side Letter, executed and delivered by the duly authorized officers of the Buyer, Seller and Guarantor; and

(c)            such other documents as the Buyer or counsel to the Buyer may reasonably request.

SECTION 3. Representations and Warranties. Seller hereby represents and warrants to Buyer that it is in compliance with all the terms and provisions set forth in the Repurchase Agreement on Seller’s part to be observed or performed, and that no Default or Event of Default has occurred or is continuing as of the date hereof, and Seller hereby confirms and reaffirms the representations and warranties contained in Section 12 of the Repurchase Agreement as of the date hereof are true and correct in all material respects, except to the extent such representations relate to a date prior to the date hereof, in which case the representations and warranties are true and correct in all material respects as of such date.

SECTION 4. Limited Effect. Except as expressly amended and modified by this Amendment, the Existing Repurchase Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms.

SECTION 5. Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

SECTION 6. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Amendment in Portable Document Format (PDF) or by facsimile shall be effective as delivery of a manually executed original counterpart of this Amendment. The parties agree that this Amendment, any addendum or amendment hereto or any other document necessary for the consummation of the transaction contemplated by this Amendment may be accepted, executed or agreed to through the use of an electronic signature in accordance with E-Sign, UETA and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service providers, as long as such service providers use system logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing, together with identifying information that can be used to verify the electronic signature and its attribution to the signer’s identity and evidence of the signer’s agreement to conduct the transaction electronically and of the signer’s execution of each electronic signature.

SECTION 7. GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, OTHER THAN SECTION 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL GOVERN.

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SECTION 8. Reaffirmation of Guaranty. Guarantor hereby ratifies and affirms all of the terms, covenants, conditions and obligations of the Guaranty and acknowledges and agrees that the term “Guaranteed Obligations” as used in the Guaranty shall apply to all of the Obligations of Seller to Buyer under the Pricing Side Letter and Existing Repurchase Agreement, as amended hereby.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed as of the date first above written.

BANK OF MONTREAL, as Buyer

By:	/s/ David Schell
Name:	David Schell
Title:	Authorized Signatory

Signature Page to Amendment No. 4 to Master Repurchase Agreement (FS Credit)

FS CREIT FINANCE BMO-1 LLC, as Seller

By:	/s/ Stephen S. Sypherd
	Name:	Stephen S. Sypherd
	Title:	Authorized Signatory

FS CREDIT REAL ESTATE INCOME TRUST, INC., as Guarantor

By:	/s/ Brian Gold
	Name:	Brian Gold
	Title:	Chief Financial Officer

Signature Page to Amendment No. 4 to Master Repurchase Agreement (FS Credit)

Exhibit A

REPURCHASE AGREEMENT

(See attached)

Exhibit A

CONFORMED COPY THROUGH AMENDMENT NO. ~~3~~4

MASTER REPURCHASE AGREEMENT

between:

BANK OF MONTREAL, as Buyer

and

FS CREIT FINANCE BMO-1 LLC, as Seller

Dated as of March 3, 2023

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SCHEDULES

SCHEDULE 1(a)	Representations and Warranties; Re: Purchased Assets Consisting of Commercial Mortgage Loans

SCHEDULE 1(b)	Representations and Warranties; Re: Purchased Assets Consisting of Component Interests

SCHEDULE 2	Responsible Officers

SCHEDULE 3	Disqualified Institutions

EXHIBITS

EXHIBIT A	Form of Transaction Request and Confirmation

EXHIBIT B	Form of Maximum Aggregate Purchase Price Amendment

EXHIBIT C	Form of Power of Attorney (Seller)

EXHIBIT D	Form of Tax Compliance Certificate

EXHIBIT E	Reserved

EXHIBIT F	Form of Notice to Obligor

EXHIBIT G	Form of Escrow Instruction Letter

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MASTER REPURCHASE AGREEMENT

This is a MASTER REPURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified, from time to time, the “Agreement”), dated as of March 3, 2023, between FS CREIT FINANCE BMO-1 LLC, a Delaware limited liability company (“Seller”) and BANK OF MONTREAL, a Canadian Chartered bank acting through its Chicago Branch (“Buyer”).

SECTION 1.         APPLICABILITY

From time to time at the request of Seller the parties hereto may enter into transactions in which (a) Seller agrees to transfer to Buyer, Purchased Assets against the transfer of funds by Buyer, and (b) Buyer simultaneously agrees to transfer to Seller each of such Purchased Assets on the applicable Repurchase Date against the transfer of funds by Seller. Each such transaction shall be referred to herein as a “Transaction” and shall be governed by this Agreement (including any supplemental terms or conditions contained in any annexes identified herein, as applicable hereunder), unless otherwise agreed in writing. This Agreement sets forth the procedures to be used in connection with periodic requests for Buyer to enter into Transactions with Seller. Seller hereby acknowledges that Buyer is under no obligation to agree to enter into, or to enter into, any Transaction pursuant to this Agreement.

The Pricing Side Letter is one of the Facility Documents as defined below. The Pricing Side Letter is incorporated by reference into this Agreement and Seller and Buyer agree to adhere to all terms, conditions and requirements of the Pricing Side Letter as incorporated herein. In the event of a conflict or inconsistency between this Agreement and the Pricing Side Letter, the terms of the Pricing Side Letter shall govern.

After the initial Purchase Date, as part of separate Transactions, Seller may request, and Buyer may fund, in Buyer’s sole discretion and subject to the terms and conditions of this Agreement, an increase to the Purchase Price for a Purchased Asset based on an increase in Asset Value solely resulting from the satisfaction, in whole, or in part, of a Future Funding Obligation.

In order to further secure the Obligations hereunder, the Seller Interests shall be pledged by the Pledgor to the Buyer pursuant to the Pledge Agreement.

SECTION 2.         DEFINITIONS

As used herein, the defined terms set forth below shall have the meanings set forth herein. Any capitalized term used but not defined herein shall have the meaning assigned to such term in the Pricing Side Letter. Additionally, as used herein, the following terms shall have the meanings defined in the Uniform Commercial Code: accounts, chattel paper (including electronic chattel paper), goods (including inventory and equipment and any accessions thereto), instruments (including promissory notes), documents, investment property, general intangibles (including payment intangibles and software), and supporting obligations, products and proceeds.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Accepted Servicing Practices” shall mean, with respect to any Purchased Asset, customary and usual standards of practice of prudent institutional multifamily and commercial mortgage lenders, loan servicers and asset managers.

“Affiliate” shall mean with respect to any Person, any “affiliate” of such Person, as such term is defined in the Bankruptcy Code; provided that any such Person is a Subsidiary of Guarantor.

“Agreement” shall mean this Master Repurchase Agreement between Buyer and Seller, dated as of the date hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Anti-Money Laundering Laws” shall have the meaning set forth in Section 12(u) hereof.

“Appraised Value” shall mean, with respect to any Purchased Asset, the “as is” value set forth in a Qualified Appraisal of the related Mortgaged Property.

“Approved Bailee” shall have the meaning assigned to such term in the Custodial Agreement.

“Approved Product” shall have the meaning set forth in the Pricing Side Letter.

“Asset Diligence Fee Cap” shall have the meaning set forth in the Pricing Side Letter.

“Asset File” shall mean the documents specified on an exhibit to the Custodial Agreement, together with any additional documents and information required to be delivered to Buyer or its designee (including the Custodian) pursuant to this Agreement.

“Asset Schedule” shall mean with respect to any Transaction as of any date, an Asset Schedule in the form of a computer tape or other electronic medium generated by Seller and delivered to Buyer in accordance with the terms of this Agreement and to Custodian as set forth in the Custodial Agreement.

“Asset Value” shall have the meaning set forth in the Pricing Side Letter.

“Assignment and Acceptance” shall have the meaning set forth in Section 23(a) hereof.

“Assignment of Leases” shall mean, with respect to any Mortgage or other security agreement, an assignment of leases thereunder, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the Mortgaged Property is located to reflect the assignment of leases.

“Assignment of Mortgage” shall mean an assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage or other security agreement.

“Bailee Letter” shall have the meaning assigned to such term in the Custodial Agreement.

“Bank” shall mean the Person identified as such in the Control Agreement.

“Bankruptcy Code” shall mean the United States Bankruptcy Code of 1978, as amended from time to time.

“Benchmark” shall have the meaning set forth in the Pricing Side Letter.

“BHC Act Affiliate” shall have the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k).

“Business Day” shall mean a day other than (i) a Saturday or Sunday, (ii) any day on which banking institutions are authorized or required by law, executive order or governmental decree to be closed in the State of New York, or (iii) any day on which the New York Stock Exchange is closed.

“Buyer” shall mean Bank of Montreal, its successors in interest and assigns, and with respect to Section 23, its participants.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of the Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Capital Stock” shall mean, as to any Person, any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests in any limited liability company, limited partnership, trust, and any and all warrants or options to purchase any of the foregoing, in each case, designated as “securities” (as defined in Section 8-102 of the Uniform Commercial Code) in such Person, including, without limitation, all rights to participate in the operation or management of such Person and all rights to such Person’s properties, assets, interests and distributions under the related organizational documents in respect of such Person. “Capital Stock” also includes (i) all accounts receivable arising out of the related organizational documents of such Person; (ii) all general intangibles arising out of the related organizational documents of such Person; and (iii) to the extent not otherwise included, all proceeds of any and all of the foregoing (including within proceeds, whether or not otherwise included therein, any and all contractual rights under any revenue sharing or similar agreement to receive all or any portion of the revenues or profits of such Person).

“Change in Control” shall mean any of the following events:

(a)            any “person” or “group” (within the meaning of Section 13(d) or 14(d) of the 1934 Act) shall become, or obtain rights (whether by means of warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the 1934 Act), directly or indirectly, of a percentage of the total voting power of all classes of Capital Stock of Guarantor entitled to vote generally in the election of directors, members or partners of thirty-five percent (35%) or more; or

(b)            any transaction or event as a result of which Guarantor ceases to own, directly or indirectly, 100% of the Capital Stock of Pledgor; or

(c)            any transaction or event as a result of which Pledgor ceases to own, directly, 100% of the Seller Interests; or

(d)            a Division/Series Transaction has occurred with respect to a Seller Party or Pledgor; or

(e)            the sale, transfer, or other disposition of all or substantially all of any Seller Party or Pledgor’s assets (excluding any such action taken in connection with any securitization transaction or loan, participation or similar asset sale transaction).

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

“Collection Account” shall mean the account established by Seller for the benefit of Buyer, into which all collections and proceeds on or in respect of the Purchased Assets (other than escrows, reserves and other similar amounts) shall be deposited by Servicer, and which is subject to the Control Agreement.

“Commercial Mortgage Loan” shall mean a floating rate senior mortgage loan that is secured by a first mortgage lien on one or more properties that are each used as an Approved Product, including any such loan that is obtained by Seller, directly or indirectly, from a commercial real estate loan collateralized loan obligation securitization or similar transaction.

“Commercial Mortgage Loan Documents” shall mean the documentation governing a Commercial Mortgage Loan and all ancillary documents related thereto.

“Component Interest” shall mean either a (a) senior or pari passu Participation Interest in a Commercial Mortgage Loan that is evidenced by a Participation Certificate; (b) a junior Participation Interest in a Commercial Mortgage Loan that is evidenced by a Participation Certificate (provided that the respective senior Participation Interest with respect thereto is a Purchased Asset) or (c) senior or pari passu “A” note in an “A/B”, “A-1/A-2” or similar structure in a performing Commercial Mortgage Loan.

“Component Interest Documents” shall mean, for any Component Interest, (i) the Component Interest Note or Participation Certificate, as applicable, (ii) any co-lender agreements, participation agreements and/or other intercreditor agreements or other documents governing or otherwise relating to such Component Interest including, without limitation, those documents which are required to be delivered to Custodian under the Custodial Agreement and (iii) the original related Commercial Mortgage Loan Documents (or copies of such related Commercial Mortgage Loan Documents in the event the holder of such Component Interest is not identified as the “agent” or otherwise entitled to possession of the original related Commercial Mortgage Loan Documents pursuant to the related co-lender agreement, participation agreement and/or other intercreditor agreement).

“Component Interest Note” shall mean the original executed promissory note evidencing the related Component Interest.

“Confidential Information” shall have the meaning set forth in Section 32(a) hereof.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control Agreement” shall mean an agreement relating to the Collection Account, in form and substance acceptable to Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Costs” shall have the meaning set forth in Section 17(a) hereof.

“Credit Event” shall have the meaning set forth in the Pricing Side Letter.

“Credit File” shall mean with respect to each Purchased Asset, the documents and instruments relating to the origination and administration of such Purchased Asset.

“Custodial Agreement” shall mean that certain Custodial Agreement dated as of the date hereof, among Seller, Buyer and Custodian as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Custodian” shall mean Computershare Trust Company, N.A. or any successor thereto under the Custodial Agreement.

“Default” shall mean an Event of Default or an event that with notice or lapse of time or both would become an Event of Default.

“Default Rights” shall have the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Party” shall have the meaning set forth in Section 19(b) hereof.

“Distribution Worksheet” shall mean a worksheet setting forth the amounts and recipients of remittances to be made on the next succeeding Payment Date, substantially in a form agreed upon by the parties.

“Disqualified Institution” shall mean any Person listed on Schedule 3 hereto.

“Division/Series Transaction” shall mean, with respect to any Person that is a limited liability company organized under the laws of the State of Delaware, that any such Person (a) divides into two or more Persons (whether or not the original Person or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case, as contemplated under the laws of the State of Delaware, including without limitation Section 18-217 of the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as amended.

“Dollars” and “$” shall mean the lawful money of the United States of America.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 3(a) shall have been satisfied.

“Eligible Asset” shall mean an asset, as of the applicable Purchase Date, that is a (a) Commercial Mortgage Loan; or (b) Component Interest and, in each case, conforms with the applicable representations and warranties set forth on Schedule 1(a) and (b) hereto, as applicable, in all material respects; provided that, a breach of an MTM Representation after the Purchase Date of such Eligible Asset shall not result in such Eligible Asset ceasing to be an Eligible Asset.

“Environmental Condition” shall mean recognized environmental conditions (as such term is defined in ASTM E1527-13 or its successor).

“Environmental Law” shall mean any federal, state, foreign or local statute, law, rule, regulation, ordinance, code, guideline, written policy and rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, employee health and safety, or hazardous substances, materials or other pollutants, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. § 3803 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 U.S.C. § 11001 et seq.; the Hazardous Material Transportation Act, 49 U.S.C. § 1801 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; and any state and local or foreign analogues, counterparts or equivalents, in each case as amended from time to time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor thereto, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” shall, with respect to any Person, mean any Person with which it is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, which is treated as a single employer described in Section 414(m) or (o) of the Code.

“E-Sign” shall mean the federal Electronic Signatures in Global and National Commerce Act, as amended from time to time.

“ESA” shall have the meaning set forth in Schedule 1 hereof.

“Escrow Instruction Letter” shall mean, with respect to a Table-Funded Asset, an instruction letter delivered to the applicable title insurance company substantially in the form of Exhibit G hereto or as otherwise approved by Buyer in its sole discretion.

“Event of Default” shall have the meaning set forth in Section 15 hereof.

“Event of ERISA Termination” shall mean (i) with respect to any Plan, a Reportable Event, as to which the PBGC has not by regulation waived the reporting of the occurrence of such event, or (ii) the withdrawal of Seller or any ERISA Affiliate thereof from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA, or (iii) the failure by Seller or any ERISA Affiliate thereof to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, or (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or any ERISA Affiliate thereof to terminate any Plan, or (v) the determination that any Plan is or is expected to be in “at-risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA or (vi) the failure to meet the requirements of Section 436 of the Code resulting in the loss of qualified status under Section 401(a)(29) of the Code, or (vii) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or (viii) the receipt by Seller or any ERISA Affiliate thereof of a notice from a Multiemployer Plan that action of the type described in the previous clause (vii) has been taken by the PBGC with respect to such Multiemployer Plan, or a determination that a Multiemployer Plan is, or is expected to be “insolvent” (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical status” (within the meaning of Section 432 of the Code or Section 305 of ERISA); or (ix) the imposition of any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any ERISA Affiliate thereof or (x) any event or circumstance exists which may reasonably be expected to constitute grounds for Seller or any ERISA Affiliate thereof to incur liability under Title IV of ERISA or under Sections 412(b) or 430 (k) of the Code with respect to any Plan.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Buyer or required to be withheld or deducted from a payment to Buyer, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of Buyer being organized under the laws of, or having its principal office or its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of Buyer with respect to an applicable interest in the Transaction pursuant to a law in effect on the date on which (i) Buyer acquires such interest in the Transaction or (ii) Buyer changes its applicable office, except in each case to the extent that, pursuant to Section 10, amounts with respect to such Taxes were payable either to Buyer’s assignor immediately before Buyer became a party hereto or to Buyer immediately before it changed its applicable office, (c) Taxes attributable to Buyer’s failure to comply with Section 10(e) and (d) any withholding Taxes imposed under FATCA.

“Executive Order” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079).

“Facility Documents” shall mean this Agreement, the Pricing Side Letter, the Custodial Agreement, the Guaranty, the Pledge Agreement, the Servicing Agreement, the Control Agreement, the Seller Agreement, each Power of Attorney and all executed Transaction Requests and Confirmations.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” shall have the meaning set forth in Section 12(w) hereof.

“Fidelity Insurance” shall mean insurance coverage with respect to employee errors, omissions, dishonesty, forgery, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount that is market standard and consistent with similarly situated entities.

“Financial Statements” shall have the meaning set forth in Section 14(b) hereof.

“Foreign Buyer” shall mean a Buyer that is not a U.S. Person.

“Fourth Amendment Effective Date” shall mean April 17, 2025.

“Future Funding Obligation” shall mean, with respect to a Purchased Asset, any amount required to be advanced by the holder after the first disbursement under such Purchased Asset which as of the date of determination has not yet been advanced.

“GAAP” shall mean generally accepted accounting principles in the United States of America, applied on a consistent basis and applied to both classification of items and amounts, and shall include, without limitation, the official interpretations thereof by the Financial Accounting Standards Board, its predecessors and successors.

“GLB Act” shall have the meaning set forth in Section 32(b) hereof.

“Governmental Authority” shall mean any nation or government, any state, county, municipality or other political subdivision thereof or any governmental body, agency, authority, department or commission (including, without limitation, any taxing authority) or any instrumentality or officer of any of the foregoing (including, without limitation, any court or tribunal) exercising executive, legislative, judicial, regulatory or administrative functions over any Seller Party or Buyer, as applicable.

“Ground Lease” shall mean a lease for all or any portion of the real property comprising the Mortgaged Property, the lessee’s interest in which is held by the Obligor of the related Mortgage Loan.

“Ground Lessee” shall mean the lessee under a Ground Lease.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise); provided that the term “Guarantee” shall not include (a) endorsements for collection or deposit in the ordinary course of business or (b) obligations to make servicing advances for delinquent taxes or other obligations in respect of a Mortgaged Property, to the extent in accordance with Accepted Servicing Practices. The amount of any Guarantee of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“Guarantor” shall mean FS Credit Real Estate Income Trust, Inc., in its capacity as guarantor under the Guaranty or any of its successors in interest thereto.

“Guaranty” shall mean the limited guaranty of Guarantor dated as of the date hereof in favor of Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Hedge Agreement” shall mean any short sale of a US Treasury Security, or futures contract, or mortgage related security, or Eurodollar futures contract, or options related contract, or interest rate swap, cap or collar agreement.

“Income” shall mean, with respect to any Purchased Asset at any time, any principal thereof received and all interest, dividends or other distributions received until repurchased by Seller thereon, excluding (i) payments received with respect to any Purchased Asset which are designated for payment of escrows required thereunder, (ii) any amounts that Servicer is permitted to net from collections or otherwise withdraw from the Collection Account, and (iii) to the extent no Event of Default shall have occurred and be continuing and to the extent received by Buyer, any amounts in excess of the outstanding principal balance of such Purchased Asset that is repurchased by Seller.

“Indebtedness” shall mean, for any Person, without duplication (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business so long as such trade accounts payable are payable within ninety (90) days of the date the respective goods are delivered or the respective services are rendered; (c) indebtedness of others secured by a lien on the property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) obligations of such Person under repurchase agreements, sale/buy-back agreements or like arrangements; (f) indebtedness of others guaranteed by such Person; (g) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (h) Recourse Indebtedness of such Person; (i) indebtedness of general partnerships of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection), whether by reason of any agreement to acquire such indebtedness to supply or advance sums or otherwise; (j) Capital Lease Obligations of such Person; and (k) all net liabilities or obligations under any interest rate, interest rate swap, interest rate cap, interest rate floor, interest rate collar, or other hedging instrument or agreement.

Notwithstanding the foregoing, Indebtedness of a Person shall not include Indebtedness of any Person arising pursuant to real estate mortgage investment conduits or other similar securitization transactions (“Securitization Indebtedness”) that are not issued by Guarantor, Affiliates of Guarantor, FS Real Estate Advisor, LLC and/or Affiliates of FS Real Estate Advisor, LLC (e.g., commercial real estate CLOs) where such Securitization Indebtedness would appear on such first Person’s consolidated balance sheet solely as a result of the consolidation of “variable interest entities” under the requirements of the Accounting Standards Codification Section 810, as amended, modified or supplemented from time to time; provided that for purposes of this clause a Person shall not be considered an Affiliate of another Person solely as a result of owning the most subordinate class(es) of any Securitization Indebtedness issued by such other Person.

“Indemnified Party” shall have the meaning set forth in Section 17(a) hereof.

“Indemnified Taxes” shall mean (i) Taxes other than Excluded Taxes imposed on or with respect to any payment made by or on account of any obligation of Seller hereunder or under any Facility Document, and (ii) Other Taxes.

“Independent Manager” shall mean the independent manager appointed in accordance with the Seller Agreement.

“Insolvency Event” shall mean, for any Person:

(a)            that such Person or any Affiliate shall discontinue or abandon operation of its business; or

(b)            that such Person or any Affiliate shall fail generally to, or admit in writing its inability to, pay its debts as they become due; or

(c)            a proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of such Person or any Affiliate in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar Requirement of Law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person or any Affiliate, or for any substantial part of its property, or for the winding-up or liquidation of its affairs and, in any case not instituted by Seller or an Affiliate, such proceeding shall not have been dismissed within forty-five (45) days; or

(d)            the commencement by such Person or any Affiliate of a voluntary case under any applicable bankruptcy, insolvency or other similar Requirement of Law now or hereafter in effect, or such Person’s or any Affiliate’s consent to the entry of an order for relief in an involuntary case under any such Requirement of Law, or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator or other similar official of such Person, or for any substantial part of its property, or any general assignment for the benefit of creditors; or

(e)            that such Person or any Affiliate shall become insolvent; or

(f)            if such Person or any Affiliate is a corporation, such Person shall take any corporate action in furtherance of, or the action of which would result in any of the actions set forth in the preceding clauses (a), (b), (c), (d) or (e).

“Insurance Rating Requirements” shall mean, with respect to an insurer meeting the requirements of the related Mortgage, a claims-paying or financial strength rating of at least “A-VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s or “A-” from S&P.

“IRS” shall mean the U.S. Internal Revenue Service.

“Investment Company Act” shall have the meaning set forth in Section 12(p) hereof.

“Legal Fee Cap” shall have the meaning set forth in the Pricing Side Letter.

“Lien” shall mean any lien, claim, charge, restriction, pledge, security interest, mortgage, deed of trust or other encumbrance.

“Litigation/Judgment Threshold” shall have the meaning set forth in the Pricing Side Letter.

“Margin Call” shall have the meaning set forth in Section 5(b) hereof.

“Margin Deficit” shall have the meaning set forth in Section 5(b) hereof.

“Margin Deficit Threshold” shall have the meaning set forth in the Pricing Side Letter.

“Market Value” shall have the meaning set forth in the Pricing Side Letter.

“Material Adverse Effect” shall mean a material adverse effect on (a) the Property, business, operations, or financial condition of the Seller Parties and Pledgor taken together, (b) the ability of the Seller Parties and Pledgor taken together to perform the obligations under any of the Facility Documents, (c) the validity or enforceability of any of the Facility Documents, or (d) the rights and remedies of Buyer or any Affiliate under any of the Facility Documents.

“Material Modification” shall have the meaning set forth in the Pricing Side Letter.

“Maximum Aggregate Purchase Price” shall mean TWENTY-FIVE MILLION DOLLARS ($25,000,000) or such other amount as provided for in the most recent request to amend the Maximum Aggregate Purchase Price executed pursuant to Section 3(f) hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successors thereto.

“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first Lien on or a first priority security interest in an estate in fee simple in real property and the improvements thereon or a Ground Lease, securing a Mortgage Note or similar evidence of indebtedness.

“Mortgage Loan” shall mean, with respect to any Purchased Asset, a mortgage loan made in respect of the related Mortgaged Property.

“Mortgage Note” shall mean a note or other evidence of indebtedness of an Obligor secured by a Mortgage that is a Purchased Asset.

“Mortgaged Property” shall mean (a) with respect to a Commercial Mortgage Loan, the real property or leasehold interest securing repayment of the debt evidenced by a Mortgage Note; and (b) with respect to a Component Interest, the real property or leasehold interest securing the Commercial Mortgage Loan in which such Component Interest represents a participation or promissory note.

“MTM Representation” shall mean, with respect to any Purchased Asset, the representations and warranties set forth in paragraphs 5, 6, 10-14, 17, 18, 24, 25, 29, 36, 38 and 41 of Schedule 1(a) and paragraph 3 of Schedule 1(b).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA as to which Seller or any ERISA Affiliate thereof has made contributions during the current year or the immediately preceding five (5) years or is required to make contributions or has any actual or potential liability.

“Nondefaulting Party” shall have the meaning set forth in Section 19(b) hereof. “Notice Date” shall have the meaning set forth in Section 3(c) hereof.

“Notice of Successor Rate” shall have the meaning set forth in Section 9(d) hereof.

“Notice to Obligor” shall mean a notice, substantially in the form of Exhibit F hereto, which Buyer may send or cause to be sent to each Obligor of a Purchased Asset subject to a Transaction after the occurrence and during the continuance of an Event of Default.

“Obligations” shall mean (a) any amounts owed by Seller to Buyer in connection with a Transaction hereunder, together with interest thereon (including interest which would be payable as post-petition interest in connection with any bankruptcy or similar proceeding) and all other fees or expenses which are payable hereunder or under any of the Facility Documents, and (b) all other obligations or amounts owed by Seller to Buyer under any Facility Document, in each case, whether such amounts or obligations owed are direct or indirect, absolute or contingent, matured or unmatured.

“Obligor” shall mean the obligor on a Mortgage Note and the grantor of the related Mortgage.

“OFAC” shall have the meaning set forth in Section 12(v) hereof.

“Other Connection Taxes” shall mean, with respect to Buyer, Taxes imposed as a result of a present or former connection between Buyer and the jurisdiction imposing such Tax (other than connections arising from Buyer having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Facility Document, or sold or assigned an interest in any Transaction or Facility Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Facility Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Participation Certificate” shall mean the original participation certificate, if any, that was executed and delivered in connection with a Participation Interest.

“Participation Interest” shall mean a performing senior or pari passu senior or junior participation interest in a performing Commercial Mortgage Loan evidenced by a Participation Certificate.

“Payment Date” shall mean the ~~fourteenth (14th~~twentieth (20th) day of each calendar month (or the succeeding Business Day if such day is not a Business Day).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Liens” shall mean: (a) Liens for taxes, assessments, or governmental charges or claims the payment of which is not, at such time, required and for which adequate reserves have been established in accordance with GAAP and (b) banker’s Liens in the nature of rights of set-off.

“Permitted REIT Distribution” shall mean an amount equal to the minimum amount that Guarantor would be required to distribute to maintain status as a REIT and avoid the payment of any income or excise taxes imposed under Section 857 and 4981 of the Code, as determined by Guarantor in good faith and specified in the certificate delivered pursuant to Section 14(b)(iii) hereof.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit plan as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code that is or was at any time during the current year or immediately preceding five (5) years established, maintained or contributed to by Seller or any ERISA Affiliate thereof or with respect to which Seller or any ERISA Affiliate thereof has any actual or potential liability.

“Pledge Agreement” shall mean the pledge agreement by Pledgor dated as of the date hereof in favor of Buyer, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pledged Assets” has the meaning assigned to such term in the Pledge Agreement.

“Pledgor” shall mean FS CREIT Finance Holdings LLC.

“PML” shall have the meaning set forth in Schedule 1 hereof.

“Post-Default Rate” shall have the meaning set forth in the Pricing Side Letter.

“Power of Attorney” shall mean each Power of Attorney substantially in the form of (a) Exhibit C hereto and (b) Exhibit A to the Pledge Agreement.

“Price Differential” shall mean, with respect to any Transaction hereunder as of any date, the aggregate amount obtained by daily application of the Pricing Rate (or, during the continuation of an Event of Default, by daily application of the Post-Default Rate) to the Purchase Price for such Transaction, on a 360 day per year basis for the actual number of days during the period commencing on (and including) the Purchase Date for such Transaction and ending on (but excluding) the Repurchase Date (reduced by any amount of such Price Differential previously paid by Seller to Buyer with respect to such Transaction).

“Pricing Side Letter” shall mean that certain letter agreement between Buyer and Seller, dated as of the date hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Pricing Rate” shall have the meaning set forth in the Pricing Side Letter.

“Pricing Rate Period” shall mean with respect to each Payment Date, the period from and including the immediately preceding Payment Date (or, with respect to the first (1st) Pricing Rate Period for the Transaction, from and including the Purchase Date) to but excluding such Payment Date.

“Pricing Spread” shall have the meaning set forth in the Pricing Side Letter.

“Principal Payment” shall mean, for any Purchased Asset, any amount applied to reduce the principal or other invested amount of such Purchased Asset, including, without limitation, (i) a scheduled principal payment, (ii) principal prepayments from any source and of any nature whatsoever, (iii) net insurance or net condemnation proceeds, to the extent applied to reduce the principal amount or other invested amount of the related Purchased Asset, or (iv) any net proceeds from any sale, refinancing, liquidation or other disposition of the underlying real property or interest relating to such Purchased Asset to the extent applied to reduce the principal amount or the invested amount of the related Purchased Asset.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Purchase Date” shall mean the date on which Purchased Assets are sold by Seller to Buyer.

“Purchase Price” shall have the meaning set forth in the Pricing Side Letter.

“Purchase Price Percentage” shall have the meaning set forth in the Pricing Side Letter.

“Purchased Assets” shall mean the collective reference to the Commercial Mortgage Loans (or other Eligible Assets), together with the related Repurchase Assets transferred by Seller to Buyer in a Transaction hereunder, listed on the related Asset Schedule attached to the related Transaction Request and Confirmation.

“Qualified Appraisal” shall mean an appraisal of the related Mortgaged Property signed by a qualified appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof; and whose compensation was and is not affected by the approval or disapproval of the Commercial Mortgage Loan, and such appraisal and appraiser both satisfied either (i) the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or (ii) the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act or 1989, in either case as in effect on the date such Commercial Mortgage Loan was originated.

“Records” shall mean all instruments, agreements and other books, records, and reports and data stored in other media maintained by any Seller Party, any Servicer or any other person or entity with respect to a Purchased Asset. Records shall include the Mortgage Notes, any Mortgages, the Asset Files, the credit files related to the Purchased Asset and any other instruments necessary to document or service a Purchased Asset.

“Recourse Indebtedness” shall mean, for any Person on any date, without duplication, the indebtedness of such Person (and its Subsidiaries) for which such Person (and its Subsidiaries) is directly responsible or liable as obligor or guarantor (excluding obligations arising by reason of customary recourse carve-outs under a non-recourse instrument, including, but not limited to, fraud, misappropriation and misapplication, and environmental indemnities).

“Register” shall have the meaning set forth in Section 24(b) hereof.

“Regulations T, U and X” shall mean Regulations T, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.

“REIT” means a Person that has elected to be taxed as a “real estate investment trust” under Section 856 through 859 of the Code.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the thirty (30) day notice period is waived under PBGC Reg. § 4043.

“Reporting Date” shall mean the second (2nd) Business Day prior to the Payment Date.

“Repurchase Assets” shall have the meaning provided in Section 6(a) hereof.

“Repurchase Date” shall mean the date on which Seller is to repurchase any or all Purchased Assets subject to a Transaction from Buyer or the date on which a Purchased Asset shall no longer be subject to a Transaction, which shall be the earliest of (i) the Termination Date or (ii) any date determined by application of the provisions of Sections 4 or 16.

“Repurchase Price” shall mean the price at which Purchased Assets are to be transferred from Buyer or its designee to Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the Purchase Price for the related Purchased Asset and the accrued but unpaid Price Differential for the related Purchased Asset plus any fees due as of the date of such determination.

“Requirement of Law” shall mean with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” shall mean an officer of a Seller Party or Pledgor listed on Schedule 2 hereto, Schedule 1 to the Guaranty or Schedule 1 to the Pledge Agreement, as each such schedule may be amended from time to time, or any other officer deemed acceptable by Buyer.

“S&P” shall mean Standard & Poor’s Ratings Services, or any successor thereto.

“Sanctioned Country” shall have the meaning set forth in Section 12(v) hereof.

“Sanctions” shall have the meaning set forth in Section 12(v) hereof.

“SDN List” shall have the meaning set forth in Section 12(v) hereof.

“SEC” shall mean the Securities and Exchange Commission.

“SEL” shall have the meaning set forth in Schedule 1 hereof.

“Section 4402” shall have the meaning set forth in Section 19 hereof.

“Seller” shall have the meaning set forth in the preamble hereof, or any successors in interest thereto.

“Seller Agreement” shall mean that certain Amended and Restated Limited Liability Company Agreement of Seller entered into and effective as of the date hereof by Pledgor.

“Seller Interests” shall mean any and all Capital Stock and/or other ownership or profit interests in Seller and any and all rights, powers and remedies of the holder of a Seller Interest with respect to such “Seller Interest”, including, without limitation, such holder’s rights as holder of such Capital Stock and/or other ownership or profit interests, to manage affairs, to make determinations, to exercise any election or option and/or to give or receive any notice, consent, waiver or approval, together with the full power and authority to demand, receive, enforce, execute, endorse or cash any checks or other payments or other instruments or orders, to file any claims and/or to take any action that may be necessary or advisable in connection with any of the foregoing.

“Seller Party” shall mean each of Seller and Guarantor, collectively, the “Seller Parties”.

“Seller Repurchase Assets” shall have the meaning set forth in Section 6(a) hereof.

“Servicer” shall mean (a) Wells Fargo Bank, National Association or (b) any other servicer approved by Buyer in its good faith discretion.

“Servicer Notice” shall mean any servicer notice and acknowledgment, in form and substance acceptable to Buyer in its sole discretion, executed and delivered to Buyer by a third-party Servicer as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Servicer Remittance Date” shall have the meaning set forth in the Servicing Agreement.

“Servicer Termination Event” shall mean:

(a)            an event of default or material breach under any Servicing Agreement;

(b)            the sale, transfer, or other disposition of all or substantially all of Servicer’s assets;

(c)            the consummation of a merger or consolidation of Servicer with or into another entity or any other corporate reorganization (in one transaction or in a series of transactions), if more than 50% of the combined voting power of the continuing or surviving entity’s Capital Stock outstanding immediately after such merger, consolidation or such other reorganization is owned by Persons who were not stockholders of Servicer immediately prior to such merger, consolidation or other reorganization;

(d)            an Insolvency Event shall have occurred with respect to Servicer; or

(e)            Servicer shall become the subject of a cease and desist order of any Governmental Authority or enter into a memorandum of understanding or consent agreement with the Governmental Authority, any of which would have a Material Adverse Effect.

“Servicing Agreement” shall mean that certain Servicing Agreement dated as of the date hereof, between Seller, Buyer and Servicer, as the same may be amended, restated, supplemented or otherwise modified from time to time and any other servicing agreement as approved by Buyer in its sole discretion.

“Servicing Report” shall mean a report remitted by Servicer monthly, in form and substance acceptable to Buyer.

“Servicing Rights” shall mean the rights of any Person to administer, service or subservice the Purchased Assets or to possess related Records.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate published by the SOFR Administrator on the SOFR Administrator’s Website.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or any successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” shall mean the SOFR Administrator’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, limited liability company, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Successor Rate” has the meaning specified in Section 9(d) hereof.

“Successor Rate Conforming Changes” shall mean with respect to any proposed Successor Rate, any technical, administrative or operational change (including any change to the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that Buyer decides, in its sole discretion, may be appropriate to reflect the adoption and implementation of such Successor Rate and to permit the administration thereof by Buyer in a manner substantially consistent with market practice (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of such Successor Rate exists, in such other manner of administration as Buyer decides, in its sole discretion, is reasonably necessary in connection with the administration of this Agreement or any other Facility Document).

“Summary Diligence Materials” shall mean the items described on Annex 2 to Exhibit A hereto for each Eligible Asset proposed to be sold to Buyer in accordance with, and subject to the terms and conditions of, this Agreement.

“Table-Funded Asset” shall mean an Eligible Asset that has been approved by Buyer in its sole discretion and for which Seller delivered a Transaction Request and Confirmation pursuant to Section 3(b) hereof.

“Taxes” or “Tax” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” shall mean the earliest of (i) ~~February 27, 2026~~April 16, 2027 or if extended, such later date to which Buyer extends the Termination Date in accordance with Section 3(e) hereof and (ii) the date that Buyer exercises or is deemed to have exercised the option referred to in Section 16(a)(i) hereof.

“Term SOFR” shall mean the forward-looking term rate based on SOFR as published by the Term SOFR Administrator for a one-month period on the Term SOFR Determination Day as such rate is published by the Term SOFR Administrator; provided that, if Buyer determines that any such lookback or other conventions for this rate selected is not administratively, operationally, or technically feasible for Buyer, then Buyer may establish another convention in its sole discretion.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Term SOFR Determination Day” shall mean the day that is two (2) U.S. Government Securities Business Days prior to the first day of such Pricing Rate Period, as such rate is published by the Term SOFR Administrator.

“Third Party Transaction Parties” shall have the meaning set forth in Section 21 hereof.

“Title Exception” shall have the meaning set forth in Schedule 1 hereof.

“Title Policy” shall have the meaning set forth in Schedule 1 hereof.

“Transaction” shall have the meaning set forth in Section 1 hereof.

“Transaction Request and Confirmation” shall mean a request from Seller to Buyer, in the form attached as Exhibit A hereto, to enter into a Transaction, which shall not be binding upon Buyer unless and until countersigned by Buyer and delivered to Seller.

“TRIA” shall have the meaning set forth in Schedule 1 hereof.

“Trust Receipt” shall have the meaning set forth in the Custodial Agreement.

“UETA” shall mean the Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999.

“Underwritten Net Cash Flow” shall have the meaning set forth in the Pricing Side Letter.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Repurchase Assets or the continuation, renewal or enforcement thereof is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such perfection or effect of perfection or non-perfection.

“Upfront Fee” shall have the meaning set forth in the Pricing Side Letter.

“U.S. Government Securities Business Day” shall mean any day except for (i) a Saturday, (ii) a Sunday and (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Special Resolution Regime” shall mean each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 10(e) hereof.

SECTION 3.         INITIATION; TERMINATION

(a)            Conditions Precedent to Initial Transaction. Buyer’s agreement to enter into the initial Transaction hereunder is subject to the satisfaction, immediately prior to or concurrently with the making of such Transaction, of the condition precedent that Buyer shall have received from Seller all of the following, each of which shall be satisfactory in form and substance to Buyer and its counsel:

(i)             Facility Documents. The Facility Documents duly executed by the parties thereto and delivered to Buyer.

(ii)            Organizational Documents. Certified copies of the organizational documents of each Seller Party and Pledgor.

(iii)           Good Standing Certificate. A certified copy of a good standing certificate from the jurisdiction of organization of each Seller Party and Pledgor dated as of no earlier than the date thirty (30) calendar days prior to the Effective Date.

(iv)           Officer’s Certificate. An officer’s certificate of each Seller Party and Pledgor in form and substance acceptable to Buyer in its sole good faith discretion.

(v)           Opinions of Counsel. An opinion of Seller’s, Guarantor’s and Pledgor’s counsel, in form and substance acceptable to Buyer in its sole discretion, including, without limitation, with respect to (i) Buyer’s lien on and perfected security interest in the Repurchase Assets and Servicing Rights; (ii) non-contravention, enforceability and corporate opinions with respect to each Seller Party and Pledgor; (iii) the Investment Company Act; and (iv) the applicability of Bankruptcy Code, “securities contract”, “repurchase agreement” and “master netting agreement” safe harbors to this Agreement, the Guaranty, and the Pledge Agreement.

(vi)          Security Interest. Evidence that all other actions necessary or, in the opinion of Buyer, desirable to perfect and protect Buyer’s interest in the Servicing Rights, Purchased Assets and other Repurchase Assets have been taken, including, without limitation, UCC searches and duly authorized and filed Uniform Commercial Code financing statements on Form UCC-1.

(vii)         Fees. Payment of any fees and other costs and expenses due and payable to Buyer hereunder to the extent Seller has received an invoice for such fees.

(viii)        Appointment of Independent Manager. Evidence that an Independent Manager has been appointed in accordance with the Seller Agreement.

(ix)           Other Documents. Such other documents as Buyer may reasonably request, in form and substance reasonably acceptable to Buyer.

(b)           Conditions Precedent to all Transactions. Upon satisfaction of the conditions set forth in this Section 3(b), Buyer may, in its sole discretion, enter into a Transaction with Seller up to the Maximum Aggregate Purchase Price. Buyer’s entering into each Transaction (including the initial Transaction) is subject to the satisfaction of the following further conditions precedent, both immediately prior to entering into such Transaction and also after giving effect thereto to the intended use thereof:

(i)             Due Diligence Review. Without limiting the generality of Section 21 hereof, Buyer shall have completed, to its good faith satisfaction, its preliminary due diligence review of the related Purchased Assets; provided that if the Commercial Mortgage Loan Documents prohibit or restrict Buyer from performing such due diligence review to the satisfaction of Buyer and therefore Buyer fails to confirm such asset as an Eligible Asset, such asset shall be an ineligible asset.

(ii)           No Default. No Default or Event of Default shall have occurred and be continuing under the Facility Documents.

(iii)          Representations and Warranties. Both immediately prior to the Transaction and also after giving effect thereto and to the intended use thereof, the representations and warranties made by Seller in Section 12 of this Agreement, by Guarantor in Section 9 of the Guaranty and by Pledgor in Section 6 of the Pledge Agreement, shall be true, correct and complete in all material respects with the same force and effect as if made as of such Purchase Date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(iv)           Maximum Aggregate Purchase Price. After giving effect to the requested Transaction, the aggregate outstanding Purchase Price attributable to all Purchased Assets subject to then outstanding Transactions under this Agreement, in any case, shall not exceed the Maximum Aggregate Purchase Price.

(v)           No Margin Deficit. After giving effect to the requested Transaction, no Margin Deficit shall have occurred or be continuing.

(vi)           Transaction Request and Confirmation. Seller shall have delivered (A) to Buyer, not later than three (3) Business Days’ prior to the requested Purchase Date, and to Custodian, in accordance with the timeframes set forth in the Custodial Agreement, (a) a Transaction Request and Confirmation with a requested Purchase Price of not less than (x) $500,000 or (y) such lesser amount as agreed to by Buyer in its sole discretion and (b) an Asset Schedule with respect to all Purchased Assets subject to the requested Transaction and (B) in addition, with respect to any Table-Funded Assets, (1) to the Approved Bailee a copy of the related Transaction Request and Confirmation no later than the requested Purchase Date, to be held in escrow by the Approved Bailee on behalf of Buyer pending finalization of the Transaction and (2) to Buyer copies of the fully executed Bailee Letter and Escrow Instruction Letter including the appropriate wire instructions for the Purchase Price of the related Purchased Asset no later than the requested Purchase Date.

(vii)          Delivery of Asset File. On or before each Purchase Date with respect to each Purchased Asset, Seller shall deliver or cause to be delivered to Buyer or its designee (initially, the Custodian) the Asset File. In connection with each sale, transfer, conveyance and assignment of a Purchased Asset, (A) on or prior to each Purchase Date with respect to such Purchased Asset, or (B) with respect to a Table-Funded Asset, as provided in Section 3(d)(iv) hereof, it is agreed that any assignment documents related to the transfer of the Purchased Assets to Buyer shall be delivered in blank.

(viii)        Delivery of Trust Receipt. Except in the case of a Table-Funded Asset, Custodian shall have delivered to Buyer, in accordance with the timeframes set forth in the Custodial Agreement, a Trust Receipt with respect to each Purchased Asset subject to the requested Transaction.

(ix)           Servicing. If after the Effective Date, Seller engages a new Servicer to service a Purchased Asset, Seller shall (i) notify Buyer; (ii) deliver a fully executed servicing agreement in form and substance reasonably acceptable to Buyer; (iii) cause Servicer to enter into a Servicer Notice.

(x)            Fees and Expenses. Buyer shall have received all fees and reasonable expenses as contemplated by Sections 7 and 17(b) which amounts, at Buyer’s option and upon notice to Seller, may be withheld from the proceeds remitted by Buyer to Seller pursuant to any Transaction hereunder.

(xi)           No Violation of Law. If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and bylaws or other organizational or governing documents) or any change in the interpretation or application of any Requirement of Law thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall result in Buyer’s entering into any Transaction to be a violation of such Requirement of Law, and no Governmental Authority shall have asserted that it is unlawful, for Buyer to enter into Transactions with a Pricing Rate based on Term SOFR or any alternative rate selected pursuant to Section 9(d) hereof.

(xii)          Additional Purchase Price Increases for Future Funding Obligations. The Seller shall have requested an increase to the outstanding Purchase Price with respect to amounts funded under a Future Funding Obligation in accordance with the time frames set forth in Section 3(c); for the avoidance of doubt, Buyer shall determine in its sole good faith discretion whether to advance additional Purchase Price in connection with a funded Future Funding Obligation.

(xiii)         Certification. With respect to a Purchased Asset with a Future Funding Obligation, Seller shall have certified that all conditions to such Future Funding Obligation have been satisfied.

(xiv)         No Material Adverse Change. No Material Adverse Effect shall have occurred and be continuing.

(xv)          Repo Market. None of the following shall have occurred and/or be continuing:

(A)            an event or events shall have occurred in the good faith determination of Buyer resulting in the effective absence of a “repo market” or comparable “lending market” for financing debt obligations secured by securities or commercial mortgage loans or an event or events shall have occurred resulting in Buyer not being able to finance Commercial Mortgage Loans through the “repo market” or “lending market” with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events; or

(B)            an event or events shall have occurred resulting in the effective absence of a “securities market” for securities backed by Commercial Mortgage Loans or an event or events shall have occurred resulting in Buyer not being able to sell securities backed by Commercial Mortgage Loans at prices which would have been reasonable prior to such event or events; or

(C)            there shall have occurred a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under this Agreement.

(xvi)         Notice to Obligors. Seller shall deliver to the Custodian a completed and signed Notice to Obligor, substantially in the form of Exhibit F hereto, with respect to each Purchased Asset subject to a Transaction, which Notice to Obligor shall not be sent to such Obligor until the occurrence and continuation of an Event of Default.

Each Transaction Request and Confirmation delivered by Seller hereunder shall constitute a certification by Seller that all the conditions set forth in this Section 3(b) (other than clauses (i), (viii), (xi) and (xiii) hereof) have been satisfied (both as of the date of such notice or request and as of Purchase Date).

(c)            Initiation.

(i)             Seller shall give Buyer and Custodian notice of the proposed Purchase Date, not later than three (3) Business Days in advance of the proposed Purchase Date (the date on which such notice is given, the “Notice Date”). On the Notice Date, Seller shall request that Buyer enter into a Transaction by furnishing to Buyer and to Custodian as specified in the Custodial Agreement, a Transaction Request and Confirmation (with respect to each Eligible Asset) accompanied by the Summary Diligence Materials, including, without limitation, a proposed Asset Schedule. In the event the Asset Schedule provided by Seller contains erroneous computer data, is not formatted properly or the computer fields are otherwise improperly aligned, Buyer shall provide written or electronic notice to Seller describing such error and Seller shall correct the computer data, reformat the Asset Schedule or properly align the computer fields. Such Transaction Request and Confirmation shall include all information required by Buyer pursuant to Exhibit A to this Agreement.

(ii)            Following receipt of a Transaction Request and Confirmation (such Transaction Request and Confirmation shall be free of any erroneous computer data and improperly formatted information as described in Section 3(c)(i) above) and the Summary Diligence Materials and an Asset Schedule, Buyer shall, as hereinafter provided, inform Seller of its election to enter into a Transaction to purchase any Eligible Assets proposed to be sold to Buyer by Seller hereunder. Buyer or its designee shall have the right to review all Eligible Assets proposed to be sold to Buyer and conduct its own due diligence of such Eligible Assets as Buyer determines in accordance with Section 21. Upon completion of its review, Buyer shall confirm the terms for such proposed Transaction attributable to the Eligible Asset, including the Purchase Price, Purchase Price Percentage, the Asset Value, the Pricing Rate, and the Repurchase Date for such Transaction. The terms thereof shall be set forth in the Transaction Request and Confirmation signed by Seller, and confirmed by Buyer by countersigning the Transaction Request and Confirmation, to be returned to Seller by the end of the day on each Purchase Date. To the extent any term in the Transaction Request and Confirmation is incomplete, inconsistent with, or otherwise adds terms to this Agreement, Buyer shall have no obligation to execute and/or deliver the Transaction Request and Confirmation to Seller or enter into such Transaction.

(iii)           Upon satisfaction of the applicable conditions precedent set forth in Sections 3(a) and 3(b) hereof, and subject to due diligence review and approval of the proposed Purchased Assets in accordance with Section 21, Buyer may agree to enter into such requested Transaction so long as the conditions set forth herein are satisfied and after giving effect to the requested Transaction the aggregate outstanding Purchase Price does not exceed the Maximum Aggregate Purchase Price, in which case Buyer shall fund the Purchase Price in accordance with this Agreement. Buyer’s funding the Purchase Price of the Transaction and Seller’s acceptance thereof, will constitute the parties’ agreement to enter into such Transaction. Upon remittance of the Purchase Price to Seller, Seller hereby grants, assigns, conveys and transfers all rights, and a first priority security interest in and to the Purchased Assets evidenced on the related Asset Schedule.

(iv)           Each Transaction Request and Confirmation together with this Agreement, shall be conclusive evidence of the terms of the Transaction(s) covered thereby.

(v)           The Repurchase Date for each Transaction shall not be later than the Termination Date.

(vi)           No later than the date and time set forth in the Custodial Agreement, Seller shall deliver to Custodian the Asset File pertaining to each proposed Purchased Asset to be purchased by Buyer.

(vii)          Upon Buyer’s receipt of the Trust Receipt in accordance with the Custodial Agreement and subject to the provisions of this Section 3, the Purchase Price will then be made available to Seller by Buyer transferring, via wire transfer, in the aggregate amount of such Purchase Price in funds immediately available no later than 4:00 p.m., New York time on the date of its receipt of such Trust Receipt, provided that such Trust Receipt and all other required documents are received by Buyer or its designee no later than 11:00 a.m., New York time.

(d)           Table-Funded Assets. Notwithstanding any of the foregoing provisions of this Section 3 or any contrary provisions set forth in the Custodial Agreement, solely with respect to any Table-Funded Asset:

(i)             Buyer shall determine, in its sole discretion, whether to enter into Transactions, the subject of which are Table-Funded Assets;

(ii)            by 12:00 noon New York time on the related Purchase Date, Seller or Approved Bailee shall deliver signed .pdf copies of the documents constituting the Asset File to Custodian via electronic mail, and Seller shall deliver the appropriate written third-party wire transfer instructions to Buyer;

(iii)           not later than 12:00 noon New York time on the related Purchase Date, (A) Approved Bailee shall deliver an executed .pdf copy of the Bailee Letter to Seller, Buyer and Custodian by electronic mail and (B) Buyer shall fund the Purchase Price to the Approved Bailee in accordance with Section 3(c)(vii) hereof; and

(iv)          within three (3) Business Days after the applicable Purchase Date with respect to any Table-Funded Asset, Seller shall deliver, or cause to be delivered to Custodian, the complete Asset File with respect to such Table-Funded Asset, pursuant to and in accordance with the terms of the Custodial Agreement; provided, that, if Buyer’s diligence review of the related Asset File requires the delivery of a document or instrument or the equivalent contained in the Asset File that Seller cannot deliver, or cause to be delivered, to Custodian at the time they are required to be delivered, solely because of a delay caused by the public recording office where such document or instrument has been delivered for recordation, the delivery requirements set forth in this Agreement and the Custodial Agreement shall be deemed to have been satisfied as to such non-delivered document or instrument if a copy thereof (certified by Seller to be a true and complete copy of the original thereof submitted for recording) is delivered to Custodian on or before the date on which such original is required to be delivered, and either the original of such non-delivered document or instrument, or a photocopy thereof, with evidence of recording thereon, is delivered to Custodian within ninety (90) days of the related Purchase Date.

(e)            Extension of Termination Date. ~~Thirty (30) days prior to the then existing Termination Date and~~Commencing on the one (1) year anniversary of the Fourth Amendment Effective Date, provided that no Default or Event of Default has occurred and is continuing, Seller may request in writing that the Termination Date be extended for additional one (1) year periods, and Buyer may, in its sole discretion, extend the Termination Date on terms mutually agreeable among Buyer and Seller.

(f)             Increase to Maximum Aggregate Purchase Price. Seller may request an increase to the Maximum Aggregate Purchase Price by delivering a written request to Buyer substantially in the form of Exhibit B hereto. Buyer may approve or reject such request in its sole and absolute discretion.

SECTION 4.         REPURCHASE

(a)            Provided that no Default or Event of Default has occurred and is continuing, and no Default or Margin Deficit will result therefrom, Seller may voluntarily repurchase, and Buyer shall resell, Purchased Assets without penalty or premium on any Business Day by delivering to Buyer written notice. If Seller intends to make such a repurchase, Seller shall give at least one (1) Business Day’s prior written notice thereof to Buyer, designating the Purchased Assets to be repurchased. If such notice is given and not subsequently revoked, the amount specified in such notice shall be due and payable on the date specified therein, and, on receipt, such amount shall be applied to the Repurchase Price for the designated Purchased Assets. Any repurchase of a Purchased Asset may occur simultaneously with a sale of the Purchased Asset to a third-party investor.

(b)            Provided that (A) no Default or Event of Default has occurred and is continuing, and no Default or Margin Deficit will result therefrom, and (B) Buyer has received the Repurchase Price in full upon repurchase with respect to any Purchased Asset, Buyer agrees to release its ownership interest hereunder in such Purchased Asset (including the Repurchase Assets related thereto) pursuant to a release letter substantially in a form agreed upon by the parties; provided that, in the event of a partial remittance of the Repurchase Price without a request for repurchase, such payment will be applied as directed by Seller, or, in the absence of such direction, on a weighted average, pro rata basis to the Repurchase Price of all Purchased Assets.

(c)            With respect to Principal Payments (other than such payments of the type set forth in clause (i) of the definition of “Principal Payments”) of a Purchased Asset, Seller agrees to (A) comply with Section 8 of this Agreement, (B) provide Buyer a notice specifying any applicable Purchased Asset that has been prepaid or defeased in accordance with the terms of the applicable Purchased Asset, and (C) in the case of defeasance, deliver to the Custodian the defeasance collateral and upon such delivery the Custodian shall be permitted to physically release and transfer to Servicer all of the collateral previously pledged to secure payments in respect of the Purchased Asset that was defeased. Buyer’s ownership interest in Purchased Assets which have been prepaid or defeased in full shall automatically be released after receipt of evidence of compliance with clauses (A) through (C) of the immediately preceding sentence.

SECTION 5.         MARGIN AMOUNT MAINTENANCE

(a)            Buyer shall determine the Market Value of any Purchased Asset only (i) on the applicable Purchase Date; (ii) at any time upon the occurrence and continuance of a Credit Event; (iii) in accordance with exercising its remedies pursuant to Section 16 hereof; ~~or~~ (iv) at any time upon the occurrence and continuance of an Event of Default; or (v) upon a breach of any MTM Representation.

(b)            If at any time the aggregate Asset Value of all Purchased Assets subject to Transactions is less than the aggregate outstanding Purchase Price for all Purchased Assets (a “Margin Deficit”), then, if such Margin Deficit is greater than the Margin Deficit Threshold, Buyer may by written notice to Seller (as such notice is more particularly set forth below, a “Margin Call”), require Seller to transfer to Buyer or its designee, cash in the amount at least equal to the Margin Deficit, and Buyer shall apply such cash to the outstanding Purchase Price of the Purchased Assets as directed by Seller, or, in the absence of such direction, on a weighted average, pro rata basis, with respect to the Purchased Assets that gave rise to the Margin Call.

(c)            Notice delivered pursuant to Section 5(b) hereof may be given by any written or electronic means. Any notice given before 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 4:30 p.m. (New York City time) on the date of such notice; notice given after 10:00 a.m. (New York City time) on a Business Day shall be met, and the related Margin Call satisfied, no later than 2:00 p.m. (New York City time) on the Business Day following the date of such notice.

(d)            The failure of Buyer, on any one or more occasions, to exercise its rights hereunder, shall not change or alter the terms and conditions to which this Agreement is subject or limit the right of Buyer to do so at a later date. Seller and Buyer each agree that a failure or delay by Buyer to exercise its rights hereunder shall not limit or waive Buyer’s rights under this Agreement or otherwise existing by law or in any way create additional rights for Seller.

SECTION 6.         SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a)            On each Purchase Date, and continuing until the Purchased Assets are repurchased, Seller hereby sells, assigns and conveys all rights and interests in the Purchased Assets identified on the related Asset Schedule, including the Repurchase Assets related to such Purchased Assets to Buyer. Although the parties intend that all Transactions hereunder be sales and purchases and not loans (except as set forth in Section 25 for U.S. federal income tax purposes), in the event any such Transactions are deemed to be loans, and in any event, Seller hereby pledges to Buyer as security for the performance by Seller of its Obligations and hereby grants, assigns and pledges to Buyer a fully perfected first priority security interest in the Purchased Assets (including all Servicing Rights related to such Purchased Assets); the Records related to the Purchased Assets; the Facility Documents (to the extent such Facility Documents and Seller’s right thereunder relate to the Purchased Assets); any Property relating to any Purchased Asset; any escrow letter or settlement agreement relating to any Purchased Asset; all insurance policies and insurance proceeds relating to any property related to any Purchased Asset, including but not limited to any payments or proceeds under any related hazard insurance; the Collection Account and any amounts deposited therein; any Hedge Agreements relating to any Purchased Asset; any accounts, instruments (including promissory notes), chattel paper (including electronic chattel paper), contract rights and other general intangibles (including payment intangibles), payments, rights to payment (including payments of interest or finance charges), goods (including equipment and inventory), software, deposit accounts, investment property (including securities and securities accounts) and documents, to the extent that the foregoing relates to any Purchased Asset; and any other assets relating to the Purchased Assets (including, without limitation, any other accounts and Income relating thereto) or any interest in the Purchased Assets; distributions with respect to any of the foregoing; together with all accessions and additions thereto; substitutions and replacements therefor; and all products and proceeds; in all instances, whether now owned or hereafter acquired, now existing or hereafter created and wherever located (collectively, the “Seller Repurchase Assets” and together with the Pledged Assets, the “Repurchase Assets”).

(b)           Seller acknowledges that it has sold the Purchased Assets to Buyer on a servicing released basis and it has no rights to service the Purchased Assets. Without limiting the generality of the foregoing and in the event that Seller is deemed to retain any residual Servicing Rights, and for the avoidance of doubt, Seller grants, assigns and pledges to Buyer a security interest in the Servicing Rights and proceeds related thereto and in all instances, whether now owned or hereafter acquired, now existing or hereafter created and wherever located. The foregoing provision is intended to constitute a security agreement or other arrangement or other credit enhancement related to this Agreement and Transactions hereunder as defined under Sections 101(47)(v) and 741(7)(xi) of the Bankruptcy Code.

(c)           Buyer’s Appointment as Attorney in Fact. Seller agrees to execute a Power of Attorney, substantially in the form of Exhibit C hereto (the “Power of Attorney”), to be delivered on the date hereof.

(d)           Seller hereby authorizes Buyer to file such financing statement or statements relating to the Repurchase Assets as Buyer, at its option, may deem appropriate describing the collateral as “all assets of the Debtor” or words to that effect, and any limitations on such collateral description, notwithstanding that such collateral description may be broader in scope than the Repurchase Assets described in this Agreement. Seller shall pay the searching and filing costs for any financing statement or statements prepared or searched pursuant to this Agreement.

SECTION 7.         PAYMENT, TRANSFER; ACCOUNTS

(a)            Payments and Transfers of Funds. Except in accordance with Section 7(c) or Section 10 below, all transfers of funds to be made by Seller hereunder shall be made in Dollars, in immediately available funds, without deduction, set off or counterclaim, to Buyer at the following account maintained by Buyer, on the date on which such payment shall become due: Account No. 183-320-1, ABA No.: 071000288, Name of Bank: Bank of Montreal, City/State/Zip: Chicago, IL 60603, Attention: Loan Clearing Account, Reference: FS CREIT Finance BMO-1 LLC CMBS Repo Facility.

(b)            Remittance of Purchase Price. On the Purchase Date for each Transaction, ownership of the Purchased Assets shall be transferred to Buyer or its designee against the simultaneous transfer of the Purchase Price to Seller at such account designated by Seller in writing. With respect to the Purchased Assets being sold by Seller on a Purchase Date, Seller hereby sells, transfers, conveys and assigns to Buyer or its designee without recourse, but subject to the terms of this Agreement, all the right, title and interest of Seller in and to the Purchased Assets together with all right, title and interest in and to the proceeds of any related Repurchase Assets. All transfers of cash and assets shall be made in accordance with this Agreement.

(c)            Fees. Seller shall pay in immediately available funds to Buyer all fees, including without limitation, the Upfront Fee, as and when required hereunder. All such payments shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer at such account designated by Buyer. Without limiting the generality of the foregoing or any other provision of this Agreement, Buyer may withdraw and retain from the Collection Account any Upfront Fee due and owing to Buyer.

SECTION 8.         COLLECTIONS; INCOME PAYMENTS

(a)            Seller shall establish and maintain a segregated time or demand deposit account for the benefit of Buyer (the “Collection Account”) with a financial institution reasonably satisfactory to Buyer, which shall be subject to a Control Agreement, and shall deposit, or cause Servicer to deposit, into the Collection Account, on the Servicer Remittance Date, all Income (other than reserve payments and any servicing fees, expenses or other amounts due to the Servicer pursuant to the terms of the Servicing Agreement) received with respect to each Purchased Asset subject to a Transaction. Under no circumstances shall Seller deposit any of its own funds into the Collection Account. Seller shall name the Collection Account as directed by Buyer.

(b)            Unless an Event of Default has occurred and is continuing, on or before 3:00 p.m. (New York time) on the Business Day prior to the Payment Date, Seller shall deliver to Buyer a Distribution Worksheet. On each Payment Date, upon approval of the Distribution Worksheet by Buyer, the Bank shall remit funds on deposit in the Collection Account in accordance with the Distribution Worksheet:

(i)             first, to Buyer in payment of any accrued and unpaid fees and expenses then due and payable to Buyer’s account set forth in Section 7(a) hereof;

(ii)           second, to the Servicer and/or the Custodian, in payment of any accrued and unpaid fees and expenses then due and owing to such party;

(iii)          third, to Buyer in payment in full of that portion of the Repurchase Price that represents any accrued and unpaid Price Differential up to the related Payment Date to Buyer’s account set forth in Section 7(a) hereof;

(iv)          fourth, to Buyer in payment of any unpaid Upfront Fees or any other fees and expenses then due and payable;

(v)           fifth, without limiting the rights of Buyer under Section 5 of this Agreement, to Buyer in the amount of any unpaid Margin Deficit for which a Margin Call has been made then due and payable to Buyer’s account set forth in Section 7(a) hereof;

(vi)          sixth, if an Event of Default has occurred and is continuing, to Buyer in an amount to reduce the Repurchase Price to zero and pay all other Obligations;

(vii)         seventh, to Buyer in an amount equal to the applicable Purchase Price Percentage for a Purchased Asset multiplied by the Principal Payments related to such Purchased Asset, to Buyer’s account set forth in Section 7(a) hereof to be applied against the Repurchase Price of such Purchased Asset; and

(viii)        eighth, to Seller, any remaining amounts.

(c)           Upon the occurrence and during the continuation of an Event of Default, all amounts remitted to the Collection Account shall be held in trust for Buyer and shall be withdrawn from the Collection Account only by Buyer in accordance with Buyer’s rights under the Control Agreement and applied to the Obligations as determined by Buyer in its sole discretion.

(d)          All Income received with respect to a Purchased Asset subject to a Transaction, whether or not deposited in the Collection Account, shall be held in trust for the exclusive benefit of Buyer.

(e)           Seller shall not change the identity or location of the Collection Account without Buyer’s written consent. Seller shall from time to time, at its own cost and expense, execute such directions to Buyer, and other papers, documents or instruments as may be reasonably requested by Buyer.

(f)            If Buyer so requests and to the extent not otherwise reflected on the applicable Distribution Worksheet, Seller shall promptly notify Buyer of each deposit in the Collection Account. Seller shall also promptly deliver to Buyer photocopies of all periodic bank statements and other records relating to the Collection Account as Buyer may from time to time request.

(g)           The amount required to be paid or remitted by Seller to Buyer, not made when due shall bear interest from the due date until the remittance, transfer or payment is made, payable by Seller, at the lesser of the Post-Default Rate or the maximum rate of interest permitted by law. If there is no maximum rate of interest specified by applicable law, interest on such sums shall accrue at the Post-Default Rate.

(h)           Unless an Event of Default shall have occurred and be continuing, all payments received by Buyer shall, after notice to Buyer, be applied by Buyer on the date of such receipt or, if such receipt is made and notice received after 3:00 p.m. (New York time), on the following Business Day, to reduce the Purchase Price of the related Purchased Asset.

SECTION 9.         REQUIREMENT OF LAW

(a)           If any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and bylaws or other organizational or governing documents) including those regarding capital adequacy, or any change in the interpretation or application of any Requirement of Law thereof or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i)            shall subject Buyer to any Tax or increased Tax of any kind whatsoever or change the basis of taxation of payments to Buyer (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, or other extensions of credit by, or any other acquisition of funds by, any office of Buyer; or

(iii)          shall impose on Buyer any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of entering, continuing or maintaining any Transaction or to reduce any amount due or owing hereunder in respect thereof, or shall have the effect of reducing Buyer’s rate of return then, in any such case, Seller shall promptly pay Buyer such additional amount or amounts as calculated by Buyer in good faith as will compensate Buyer for such increased cost or reduced amount receivable.

(b)           If Buyer shall have determined that the adoption of or any change in any Requirement of Law (other than with respect to any amendment made to Buyer’s certificate of incorporation and by-laws or other organizational or governing documents) regarding capital adequacy or in the interpretation or application thereof or compliance by Buyer or any corporation controlling Buyer with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital as a consequence of its obligations hereunder to a level below that which Buyer or such corporation could have achieved but for such adoption, change or compliance (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by Buyer to be material, then from time to time, Seller shall promptly pay to Buyer such additional amount or amounts as will compensate Buyer for such reduction.

(c)            If Buyer becomes entitled to claim any additional amounts pursuant to this Section 9, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by Buyer to Seller shall be conclusive in the absence of manifest error; provided that Seller shall not be required to pay any amounts referred to in sections (a) or (b) above that accrue or arise more than nine (9) months prior to Seller receiving notice thereof. Buyer shall use commercially reasonable efforts to mitigate and/or reduce any claim arising under this section, including by using a different branch or Affiliate of Buyer to act as Buyer hereunder.

(d)            If prior to any Pricing Rate Period, Buyer determines in its sole discretion that, by reason of circumstances affecting the relevant market, (i) adequate and reasonable means do not exist for ascertaining the Benchmark; (ii) the Benchmark is no longer in existence; (iii) continued implementation of the Benchmark is no longer operationally, administratively or technically feasible or no significant market practice for the administration of the Benchmark exists, (iv) the Benchmark will not adequately and fairly reflect the cost to Buyer and Buyers of purchasing or maintaining Transactions or (v) the administrator of the Benchmark or a Governmental Authority having jurisdiction over Buyer has made a public statement identifying a specific date after which the Benchmark shall no longer be made available or used for determining the interest rate of loans, Buyer shall give prompt notice thereof to Seller (a “Notice of Successor Rate”), whereupon the rate for such Pricing Rate Period that will replace the Benchmark for such Pricing Rate Period, and for all subsequent Pricing Rate Periods until such notice has been withdrawn by Buyer, shall be the greater of (x) an alternative benchmark rate (including any mathematical or other adjustments to the benchmark rate (if any) incorporated therein) and (y) zero, together with any proposed Successor Rate Conforming Changes, as determined by Buyer in its sole discretion (any such rate, a “Successor Rate”). To the extent Buyer delivers a Notice of Successor Rate and implements the Successor Rate in accordance herewith, and Seller no longer desires to enter into Transactions with such Successor Rate, Seller shall notify Buyer within five (5) Business Days of receipt of such Notice of Successor Rate that it desires to terminate the Facility Documents and shall satisfy all Obligations in full within ninety (90) days of receipt of such Notice of Successor Rate.

(e)            To the extent Buyer implements a Successor Rate and Successor Rate Conforming Changes it will promptly notify Seller of the effectiveness of any such changes. Any determination of a Successor Rate and the adoption of Successor Rate Conforming Changes shall be made by Buyer in a manner substantially consistent with market practice with respect to similarly situated counterparties with substantially similar assets in similar facilities and any such Successor Rate Conforming Changes will become effective without any further action or consent of Seller to this Agreement or the other Facility Documents.

SECTION 10.       TAXES

(a)           Any and all payments by Seller Party under any Facility Document shall be made without deduction or withholding for any Taxes, except where such deduction or withholding is made pursuant to an applicable Requirement of Law. If any applicable Requirement of Law (as determined in good faith by a Seller Party) requires the deduction or withholding of any Tax from any such payment, then the applicable Seller Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with such applicable Requirement of Law, and if such Tax is an Indemnified Tax, then the sum payable by such Seller Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional amounts payable under this Section 10) Buyer receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)           Seller shall timely pay to the relevant Governmental Authority in accordance with any Requirement of Law any Other Taxes.

(c)            Seller shall indemnify Buyer for any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by Buyer or required to be withheld or deducted from a payment to Buyer and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Seller by Buyer shall be conclusive absent manifest error. Amounts payable by Seller under the indemnity set forth in this Section 10(c) shall be paid within ten (10) days from the date on which Buyer makes demand therefor.

(d)           As soon as practicable after any payment of Taxes by Seller to a Governmental Authority pursuant to this section, Seller shall deliver to Buyer the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment.

(e)           If Buyer is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document, Buyer shall deliver to Seller, at the time or times reasonably requested by Seller, such properly completed and executed documentation reasonably requested by Seller as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, Buyer, if reasonably requested by Seller, shall deliver such other documentation prescribed by a Requirement of Law or reasonably requested by Seller as will enable Seller to determine whether or not Buyer is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (e)(i), (ii) and (iv) of this Section) shall not be required if in Buyer’s reasonable judgment such completion, execution or submission would subject Buyer to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Buyer. Without limiting the generality of the foregoing, in the event that Seller is a U.S. Person:

(i)            any Buyer that is a U.S. Person shall deliver to Seller on or prior to the date on which Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of the Seller), executed copies of IRS Form W-9 certifying that such Buyer is exempt from U.S. federal backup withholding tax;

(ii)            any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of Seller), whichever of the following is applicable:

(A)            in the case of a Foreign Buyer claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Facility Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Facility Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty; or

(B)            executed copies of IRS Form W-8ECI; or

(C)            in the case of a Foreign Buyer claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D to the effect that such Foreign Buyer is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Seller within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Seller as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W 8BEN-E; or

(D)            to the extent a Foreign Buyer is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W 8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Buyer is a partnership and one or more direct or indirect partners of such Foreign Buyer are claiming the portfolio interest exemption, such Foreign Buyer may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D on behalf of each such direct and indirect partner;

(iii)            any Foreign Buyer shall, to the extent it is legally entitled to do so, deliver to Seller (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Buyer becomes a Buyer under this Agreement (and from time to time thereafter upon the reasonable request of Seller), executed copies of any other form prescribed by a Requirement of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by a Requirement of Law to permit Seller to determine the withholding or deduction required to be made; and

(iv)          if a payment made to Buyer under any Facility Document would be subject to U.S. federal withholding Tax imposed by FATCA if Buyer were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), Buyer shall deliver to Seller at the time or times prescribed by law and at such time or times reasonably requested by Seller such documentation prescribed by a Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Seller as may be necessary for Seller to comply with its obligations under FATCA and to determine that Buyer has complied with Buyer’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. For purposes of Section 10, the term “Requirement of Law” includes FATCA and, solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Buyer agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Seller in writing of its legal inability to do so.

(f)           Should a Buyer become subject to withholding of Taxes because of its failure to deliver a form, certificate or other document required hereunder, each Seller Party, as applicable, shall take such steps as Buyer shall reasonably request to assist Buyer in recovering such Taxes.

(g)           Each party’s obligations under this Section 10 shall survive the assignment of rights by, or the replacement of, a Buyer, the termination of the Transactions and the repayment, satisfaction or discharge of all obligations under this Agreement.

(h)           Buyer shall use commercially reasonable efforts to mitigate and/or reduce any claim arising under this section, including by using a different branch or Affiliate of Buyer to act as Buyer hereunder.

SECTION 11.       SERVICING

(a)           Seller, on Buyer’s behalf, shall contract with Servicer to, or if Seller is Servicer, Seller shall, service the Purchased Assets pursuant to the Servicing Agreement, consistent with the degree of skill and care in accordance with Accepted Servicing Practices. The Servicing Agreement shall require, inter alia, that: Servicer (i) comply with all applicable federal, state and local laws and regulations, (ii) maintain all state and federal licenses necessary for it to perform its servicing responsibilities hereunder and (iii) not impair the rights of Buyer in any Purchased Assets or any payment thereunder. In addition, the Servicing Agreement shall require that Servicer deposit all collections of Income (other than amounts deposited in escrow accounts pursuant to the Servicing Agreement and Servicer’s fees or other amounts due to the Servicer pursuant to the Servicing Agreement) received by Servicer on account of the Purchased Assets in the Collection Account no later than the Servicer Remittance Date.

(b)           Upon the occurrence of a Servicer Termination Event, Buyer shall have the right to immediately terminate Servicer’s right to service the Purchased Assets without payment of any penalty or termination fee. Seller and Servicer shall cooperate in transferring the servicing of the Purchased Assets to a successor servicer appointed by Buyer in its sole discretion.

(c)           If Seller should discover that, for any reason whatsoever, Servicer or any entity responsible for managing or servicing any Purchased Assets has failed to perform in all material respects any of the obligations of such entities with respect to the Purchased Assets, or that an event of default under the Servicing Agreement has occurred, Seller shall promptly notify Buyer.

(d)           In the event that Servicer is a master servicer of a Purchased Asset which is serviced by a third-party Servicer, Seller shall provide promptly to Buyer a Servicer Notice addressed to and agreed to by the third-party Servicer of the related Purchased Assets, advising such third-party Servicer of such matters as Buyer may reasonably request, including, without limitation, recognition by the master servicer of Buyer’s interest in such Purchased Assets and the third-party Servicer’s agreement that upon receipt of notice of an Event of Default from Buyer, it will follow the instructions of Buyer with respect to the Purchased Assets and any related Income with respect thereto.

(e)           Seller shall not employ sub-servicers (other than Servicer or Affiliates thereof or third-party Servicers) to service the Purchased Assets without the prior written approval of Buyer, which such approval shall not be unreasonably withheld. If the Purchased Assets are serviced, in whole or in part, by a sub-servicer (i) Servicer shall nevertheless remain primarily liable to Buyer for the servicing of the Purchased Assets under the Servicing Agreement; and (ii) any agreement with a subservicer shall entitle Buyer to terminate such subservicer without fee or penalty in the event that Servicer is replaced subject to the terms of the applicable sub-servicing agreement.

(f)            Seller shall cause Servicer to provide to Buyer, electronically, in a format mutually acceptable to Buyer and Seller, by no later than the Reporting Date, the Servicing Report.

(g)           For the avoidance of doubt, Seller retains no rights to the servicing other than Seller’s rights under the Servicing Agreement. As such, Seller expressly acknowledges that the Purchased Assets are sold to Buyer on a “servicing released” basis with such servicing retained by Servicer.

SECTION 12.       REPRESENTATIONS

Seller represents and warrants to Buyer that as of the Effective Date and on each Purchase Date for any Transaction:

(a)           Organization, Etc. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Seller (a) has all requisite corporate or other power, and has all governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely to have a Material Adverse Effect; (b) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure to so qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect; and (c) has full power and authority to execute, deliver and perform its obligations under the Facility Documents.

(b)           Authorization, Compliance, Approvals. The execution and delivery of, and the performance by Seller of its obligations under, the Facility Documents to which it is a party (a) are within Seller’s powers, (b) have been duly authorized by all requisite action, (c) do not violate any provision of applicable law, rule or regulation, or any order, writ, injunction or decree of any court or other Governmental Authority, or its organizational documents, (d) do not violate any indenture, agreement, document or instrument to which Seller or any of its Subsidiaries is a party, or by which any of them or any of their properties, any of the Repurchase Assets is bound or to which any of them is subject and (e) are not in conflict with, do not result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or except as may be provided by any Facility Document, result in the creation or imposition of any Lien (except for any Liens created pursuant to the Facility Documents) upon any of the property or assets of Seller or any of its Subsidiaries pursuant to, any such indenture, agreement, document or instrument. Except as expressly required pursuant to the Facility Documents, Seller is not required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any Governmental Authority in connection with or as a condition to the consummation of the Transactions contemplated herein and the execution, delivery or performance of the Facility Documents to which it is a party.

(c)           Enforceability. This Agreement and all of the other Facility Documents executed and delivered by Seller in connection herewith are legal, valid and binding obligations of Seller and are enforceable against Seller in accordance with their terms except as such enforceability may be limited by (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar Requirement of Law affecting creditors’ rights generally and (ii) general principles of equity.

(d)           Ability to Perform. Seller does not believe, nor does Seller have any reason or cause to believe, that it cannot perform each and every covenant contained in the Facility Documents to which it is a party on its part to be performed.

(e)           Acting as Principal. Seller will engage in such Transactions as principal (or, if agreed in writing in advance of any Transaction by the other party hereto, as agent for a disclosed principal).

(f)            No Adverse Selection. Seller has not selected the Purchased Assets in a manner so as to adversely affect Buyer’s interests.

(g)           No Reliance. Seller has made its own independent decisions to enter into the Facility Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(h)            Solvency. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the Financial Statements of Seller in accordance with GAAP) of Seller and Seller is solvent and, immediately after giving effect to the transactions contemplated by this Agreement and the other Facility Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its respective business and perform its respective obligations. Seller does not intend to incur, nor does Seller believe that it has incurred, debts beyond its ability to pay such debts as they mature.

(i)            No Broker. Seller has not dealt with any broker, investment banker, agent, or other Person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Assets pursuant to this Agreement.

(j)            Purchased Assets.

(i)            Seller has not assigned, pledged, or otherwise conveyed or encumbered any Purchased Asset to any other Person other than in accordance with this Agreement, and immediately prior to the sale of such Purchased Asset to Buyer, Seller was the sole owner of such Purchased Asset and had good and marketable title thereto, free and clear of all Liens (other than Permitted Liens), in each case except for Liens to be released simultaneously with the sale to Buyer hereunder or created pursuant to the Facility Documents.

(ii)            The provisions of this Agreement are effective to either constitute a sale of Purchased Assets to Buyer or to create in favor of Buyer a valid first priority security interest in all right, title and interest of Seller in, to and under the Repurchase Assets.

(k)            Proper Names; Jurisdiction of Organization. Seller is a limited liability company organized under the laws of the State of Delaware. Seller does not operate in any jurisdiction under a trade name, division name or name other than those names previously disclosed in writing by Seller to Buyer. On the Effective Date, Seller is located in the State of Delaware for purposes of the UCC.

(l)            Location of Books and Records. The location where Seller keeps its books and records, including all computer tapes, computer systems and storage media and records related to the Repurchase Assets to the extent not held by another party pursuant to the Facility Documents is its chief executive office.

(m)           Litigation. There are no actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or, to the best of Seller’s knowledge, threatened) or other legal or arbitrable proceedings affecting any Seller Party or affecting any of the Repurchase Assets or any of the other properties of such Seller Party before any Governmental Authority which (i) questions or challenges the validity or enforceability of the Facility Documents or any material action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims in an aggregate amount greater than the Litigation/Judgment Threshold or (iii) individually or in the aggregate, if adversely determined, would be reasonably likely to have a Material Adverse Effect.

(n)           Accurate and Complete Disclosure. The information, reports, Financial Statements, exhibits and schedules furnished in writing by or on behalf of each Seller Party to Buyer in connection with the negotiation, preparation or delivery of this Agreement or performance hereof and the other Facility Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information (other than financial statements) furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Agreement and the other Facility Documents and the transactions contemplated hereby and thereby including without limitation, the information set forth in the related Asset Schedule, will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified. All financial statements furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Agreement and the other Facility Documents will fairly reflect in all material respects in accordance with GAAP the financial condition and results of operations of the relevant person for the relevant period subject, in the case of unaudited financial information, to normal year-end adjustments and the absence of footnotes. There is no fact known to Seller after due inquiry, that could reasonably be expected to have a Material Adverse Effect that has not been disclosed herein, in the other Facility Documents or in a report, financial statement, exhibit, schedule, disclosure letter or other writing furnished to Buyer for use in connection with the transactions contemplated hereby or thereby.

(o)           Margin Regulations. The use of all funds acquired by Seller under this Agreement will not conflict with or contravene any of Regulations T, U and X promulgated by the Board of Governors of the Federal Reserve System as the same may from time to time be amended, supplemented or otherwise modified.

(p)           Investment Company. Neither Seller nor any of its respective Subsidiaries is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(q)           No Default. No Default or Event of Default has occurred and is continuing.

(r)            ERISA.

(i)             During the immediately preceding five (5) year period, each Plan has complied in all material respects with the applicable provisions of the Code and ERISA, Seller and any ERISA Affiliate thereof has complied with its minimum funding requirements with respect to each Plan and Multiemployer Plan and no Event of ERISA Termination has occurred resulting in any liability, in each case, other than as would not reasonably be expected to have a Material Adverse Effect.

(ii)             Seller is not currently and does not reasonably expect to be subject to any liability for a complete or partial withdrawal from a Multiemployer Plan.

(iii)            None of Seller or any Subsidiaries or any ERISA Affiliate thereof has incurred a tax liability under Chapter 43 of the Code or a penalty under Section 502(i) of ERISA which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse Effect.

(s)            Taxes. Seller has timely filed all income and all other material tax returns that are required to be filed by it and has timely paid all income and all other material Taxes, except for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. There are no Liens for Taxes, except for statutory Liens for Taxes not yet due and payable.

(t)             Plan Assets. Seller is not an employee benefit plan as defined in Section 3(3) of Title I of ERISA, or a plan described in Section 4975(e)(1) of the Code, or an entity deemed to hold “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, and Seller is not acting on behalf of any of the foregoing. Seller is not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to governmental plans within the meaning of Section 3(32) of ERISA, and the Purchased Assets are not “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA.

(u)            Anti-Money Laundering Laws. Seller and each Subsidiary of Seller is in compliance with all U.S. laws related to terrorism or money laundering (“Anti-Money Laundering Laws”) including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the “Bank Secrecy Act”)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order, any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations. No action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such Anti-Money Laundering Laws is pending or threatened to the knowledge of Seller and each Subsidiary of Seller.

(v)            Sanctions. Seller and each Subsidiary of Seller is in compliance in all material respects with all U.S. economic sanctions laws, the Executive Order, any other executive orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department. None of Seller nor any Subsidiary of Seller (i) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (ii) is a person who is otherwise the target of U.S. economic sanctions laws such that a U.S. person cannot deal or otherwise engage in business transactions with such person, (iii) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (iv) is owned 25% or more in the aggregate or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, one or more Persons on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Facility Document would be prohibited by U.S. law. Seller and each Subsidiary of Seller has instituted and will continue to maintain policies and procedures designed to ensure compliance by Seller, its Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

(w)           Anti-Corruption Laws. Seller and each Subsidiary of Seller is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act 2010 (“Anti-Corruption Laws”). None of Seller nor any Subsidiary of Seller, nor to the knowledge of Seller, any director, officer, agent, employee, or other person acting on behalf of Seller or any Subsidiary of Seller, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws.

SECTION 13.       COVENANTS

On and as of the date of this Agreement and each Purchase Date and at all times until this Agreement is no longer in force, Seller covenants as follows:

(a)            Preservation of Existence; Compliance with Law. Seller shall (i) preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises necessary for the operation of its business; (ii) comply with any applicable Requirement of Law, rules, regulations and orders, whether now in effect or hereafter enacted or promulgated by any applicable Governmental Authority (including, without limitation, all Environmental Laws); (iii) maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Facility Documents, and shall conduct its business in accordance with any applicable Requirement of Law except where the failure to do so would not have a Material Adverse Effect; and (iv) keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied.

(b)            Organization. Seller shall not (i) cause or permit any change to be made in its name, organizational identification number, identity or corporate structure, each as described in Section 12(a) or (ii) change its jurisdiction of organization, unless it shall have provided Buyer thirty (30) days’ prior written notice of such change and shall have first taken all action required by Buyer for the purpose of perfecting or protecting the lien and security interest of Buyer established hereunder.

(c)            Books and Records. Seller or its agent shall, to the extent practicable, maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing the Repurchase Assets in the event of the destruction of the originals thereof), and keep and maintain or obtain, as and when required, all documents, books, records and other information reasonably necessary or advisable for the collection of all Repurchase Assets.

(d)            Further Assurances. Seller shall execute and deliver to Buyer all further documents, financing statements, agreements and instruments, and take all further actions that may be required under any applicable Requirement of Law, or that Buyer may reasonably request, in order to effectuate the transactions contemplated by this Agreement and the Facility Documents or, without limiting any of the foregoing, to grant, preserve, protect and perfect the validity and first-priority of the security interests created or intended to be created hereby.

(e)            True and Correct Information. All information, reports, exhibits, schedules, Financial Statements or certificates of Seller or any of its Affiliates thereof or any of their officers furnished to Buyer hereunder and during Buyer’s diligence of Seller will be true and complete, taken as a whole, in all material respects and will not omit to disclose any material facts necessary to make the statements herein or therein, in light of the circumstances in which they are made, not misleading. All required Financial Statements, information and reports delivered by Seller to Buyer pursuant to this Agreement shall be prepared in accordance with GAAP, or as applicable to SEC filings, the appropriate SEC accounting requirements, except in each case that quarterly unaudited financial information shall be subject to year-end adjustments and absence of footnotes.

(f)             ERISA Events.

(i)             Promptly upon becoming aware of the occurrence of any Event of ERISA Termination which together with all other Events of ERISA Termination occurring within the prior twelve (12) months involve a payment of money by or a potential aggregate liability of Seller or any ERISA Affiliate thereof or any combination of such entities in excess of the Litigation/Judgment Threshold, Seller shall give Buyer a written notice specifying the nature thereof, what action Seller or any ERISA Affiliate thereof has taken and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto.

(ii)            Promptly upon receipt thereof, Seller shall furnish to Buyer copies of (i) all notices received by Seller or any ERISA Affiliate thereof of the PBGC’s intent to terminate any Plan or to have a trustee appointed to administer any Plan; (ii) all notices received by Seller or any ERISA Affiliate thereof from the sponsor of a Multiemployer Plan pursuant to Section 4202 of ERISA involving a withdrawal liability in excess of the Litigation/Judgment Threshold; and (iii) all funding waiver requests filed by Seller or any ERISA Affiliate thereof with the Internal Revenue Service with respect to any Plan, the accrued benefits of which exceed the present value of the plan assets as of the date the waiver request is filed by more than the Litigation/Judgment Threshold, and all communications received by Seller or any ERISA Affiliate thereof from the Internal Revenue Service with respect to any such funding waiver request.

(g)            Taxes. Seller shall timely file all income and all other material tax returns (if any) that are required to be filed by it and shall timely pay all income and all other material Taxes, except (i) for any such Taxes as are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided or (ii) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(h)            Servicer Approval. Seller shall not cause the Purchased Assets to be serviced or administered by any servicer other than a servicer expressly approved in writing by Buyer, which approval shall be deemed granted by Buyer with respect to Servicer, Seller, and all subservicers subservicing the Purchased Assets on the date such Purchased Asset becomes subject to a transaction with the execution of this Agreement.

(i)             Insurance. With respect to policies that cover Seller, Seller shall maintain Fidelity Insurance and errors and omissions insurance in respect of its officers, employees and agents in such amounts acceptable to Buyer. Seller shall notify Buyer of any material change in the terms of any such insurance.

(j)             Illegal Activities. Seller shall not engage in any conduct or activity that could subject its assets to forfeiture or seizure.

(k)            Material Change in Business. Seller shall not make any material change in the nature of its business as carried on at the date hereof.

(l)             Limitation on Dividends and Distributions. Following the occurrence and during the continuance of an Event of Default, Seller and Guarantor shall not make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of Seller or Guarantor, whether now or hereafter outstanding, or make any other distribution or dividend in respect of any of the foregoing or to any shareholder or equity owner of Seller or Guarantor, either directly or indirectly, whether in cash or property or in obligations of Seller or any of Seller’s or Guarantor’s consolidated Subsidiaries. Notwithstanding anything to the contrary herein or in any other Facility Document, Seller and Guarantor shall be permitted at all times to make Permitted REIT Distributions.

(m)           Servicer. Upon the occurrence and continuation of an Event of Default and on each Reporting Date, Seller shall cause each Servicer to provide to Buyer, electronically, in a format mutually acceptable to Buyer and Seller, the Servicing Report.

(n)            Disposition of Assets; Liens. Seller shall not create, incur, assume or suffer to exist any mortgage, pledge, Lien, charge or other encumbrance of any nature whatsoever on any of the Repurchase Assets, whether real, personal or mixed, now or hereafter owned, other than the Liens created in connection with the transactions contemplated by this Agreement and Permitted Liens; nor shall Seller cause any of the Purchased Assets to be sold, pledged, assigned or transferred except as permitted hereunder.

(o)            Transactions with Affiliates. Seller shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate unless such transaction is (i) not otherwise prohibited in this Agreement, (ii) in the ordinary course of Seller’s business, and (iii) upon fair and reasonable terms no less favorable to Seller, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate.

(p)           [Reserved].

(q)            No Pledge. Seller shall not pledge, transfer or convey any security interest in the Collection Account to any Person without the express written consent of Buyer.

(r)             Sharing of Information. Without limiting the other rights of Buyer under this Agreement, following the occurrence and continuation of an Event of Default, Seller hereby allows and consents to Buyer, subject to applicable law and to the entry by each recipient of a customary confidentiality agreement, exchanging information related to Seller, its credit, its mortgage loan originations and the Transactions hereunder with third party lenders and facility providers.

(s)            [Reserved].

(t)             Seller Separateness. Seller shall (a) own no assets, and will not engage in any business, other than the assets and transactions specifically contemplated by this Agreement; (b) not incur any Indebtedness or obligation, secured or unsecured, direct or indirect, absolute or contingent (including guaranteeing any obligation), other than pursuant to the Facility Documents; (c) not make any loans or advances to any third party other than Eligible Assets (for the avoidance of doubt, the foregoing shall not be deemed to include the purchase of assets and the payment of any Future Funding Obligation), and shall not acquire obligations or securities of its affiliates; (d) pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) only from its own assets; (e) comply with the provisions of its organizational documents; (f) do all things necessary to observe organizational formalities and to preserve its existence, and will not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, without the prior written consent of Buyer; (g) maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates except as contemplated by the Facility Documents; (h) be, and at all times will hold itself out to the public as, a legal entity separate and distinct from any other entity (including any Affiliate), shall correct any known misunderstanding regarding its status as a separate entity, shall conduct business in its own name, shall not identify itself or any of its affiliates as a division or part of the other and shall maintain and utilize separate stationery, invoices and checks; (i) maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; (j) not engage in or suffer any change of ownership, dissolution, winding up, liquidation, consolidation or merger in whole or in part; (k) not commingle its funds or other assets with those of any Affiliate or any other Person except as contemplated by the Facility Documents; (l) maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any affiliate or any other person; (m) not and will not hold itself out to be responsible for the debts or obligations of any other Person; (n) cause each of its direct owners to agree not to (i) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding with respect to Seller; institute any proceedings under any applicable insolvency law or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally with respect to Seller; (ii) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for Seller or a substantial portion of its properties; or (iii) make any assignment for the benefit of Seller’s creditors except as contemplated by the Facility Documents.

(u)           Amendments to Organizational Documents. Seller shall not amend, modify or otherwise change its organizational documents, or suffer same to be amended, modified or otherwise changed, in each case, in any manner that is materially adverse to the interest of Buyer, without the prior written consent of Buyer in its good faith discretion.

(v)           Amendments. Seller is authorized on behalf of Buyer to amend, modify, supplement, clarify or waive any provision in a document relating to an Eligible Asset, provided that Seller shall not agree to any Material Modification without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting the foregoing, Seller shall provide prompt written notice to Buyer of any amendments, modifications or waivers relating to the Mortgage Loan, together with a copy thereof.

(w)           Sanctions. Seller and each Subsidiary of Seller shall be in compliance in all material respects with all Sanctions as defined in Section 12(v) hereof. Seller and any Subsidiary of Seller shall ensure that it remains a Person who is not (i) on the SDN List (ii) otherwise the target of U.S. economic sanctions, (iii) organized or resident in a Sanctioned Country, or (iv) owned or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that the entry into, or performance under, this Agreement or any other Facility Document would be prohibited by U.S. law. Seller and each Subsidiary of Seller will continue to maintain policies and procedures designed to ensure compliance by Seller, its Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.

(x)            Anti-Money Laundering Laws. Seller and each Subsidiary of Seller shall be in compliance with all Anti-Money Laundering Laws including: (i) the Bank Secrecy Act, (ii) the Trading with the Enemy Act, (iii) Executive Order, any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations. Seller and each Subsidiary of Seller shall ensure that no action, suit or proceeding by or before any court or Governmental Authority with respect to compliance with such Anti-Money Laundering Laws be pending or threatened to the knowledge of Seller and each Subsidiary of Seller.

SECTION 14.       REPORTS

(a)            Notice of Proceedings or Adverse Change. Seller shall give notice to Buyer after a Responsible Officer of Seller has any knowledge of the occurrence of any of the following within the timeframe specified below:

(i)             promptly, but in any event within one (1) Business Day following the occurrence of any Default, Event of Default or Servicer Termination Event;

(ii)            within (a) two (2) Business Days following any event of default or termination event that has occurred under any Indebtedness of any Seller Party, or (b) three (3) Business Days following any (x) default that has occurred under any Indebtedness of any Seller Party, (y) litigation, investigation, regulatory action or proceeding that is pending or threatened in writing by or against a Seller Party or Pledgor in any federal or state court or before any Governmental Authority which, if not cured or if adversely determined, would reasonably be expected to have a Material Adverse Effect or constitute a Default or Event of Default, and (z) any Material Adverse Effect with respect to a Seller Party;

(iii)           within five (5) Business Days following any litigation or proceeding that is pending or threatened in writing against (a) Seller Party or Pledgor in which the amount involved exceeds the Litigation/Judgment Threshold and is not covered by insurance, in which injunctive or similar relief is sought which if adversely determined could have a Material Adverse Effect, and (b) any litigation or proceeding that is pending or threatened in writing in connection with any of the Repurchase Assets, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect; and

(iv)          within five (5) Business Days, notice of any of the following events: (A) a material and adverse change in the insurance coverage of Seller Party, with a copy of evidence of same attached; (B) any material change in accounting policies or financial reporting practices of Seller Party; (C) promptly upon receipt of notice or knowledge of any Lien or security interest (other than Permitted Liens and security interests created hereby or under any other Facility Document) on, or claim asserted against, any of the Repurchase Assets; (D) any Change in Control; and (E) any other event, circumstance or condition that has resulted, or is reasonably likely to result, in a Material Adverse Effect.

(b)            Financial Reporting. Seller shall maintain and shall ensure that Guarantor maintains a system of accounting established and administered in accordance with GAAP consistently applied, and furnish or cause the Guarantor to furnish to Buyer, with a certification by an appropriate officer of the Guarantor (the following in clauses (i) and (ii) hereinafter referred to as the “Financial Statements”):

(i)             Within one-hundred twenty (120) days after the close of each fiscal year, audited consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows as at the end of such year for each Seller Party for the fiscal year, setting forth in each case in comparative form the figures for the previous year, with an unqualified opinion thereon of an independent certified public accounting firm of recognized national standing which shall not be qualified or limited by reference to the status of a Seller Party as a “going concern” or reference of similar import;

(ii)            Within sixty (60) days after the end of the first three fiscal quarters of each Seller Party’s fiscal year, the consolidated balance sheets and the related consolidated statements of income and retained earnings and of cash flows for each Seller Party for such quarterly period(s), of each Seller Party;

(iii)           Simultaneously with the furnishing of each of the Financial Statements to be delivered pursuant to subsection (i)-(ii) above, a certificate in the form of Exhibit A to the Guaranty and certified by an appropriate officer of Seller Parties;

(iv)           Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of Seller Party as Buyer may reasonably request;

(v)            Within thirty (30) days of receipt by Seller Party, annual financial statements of the Obligor with respect to each Eligible Asset consistent with the terms of the provisions of the loan documents relating to the Mortgaged Property;

(vi)           With respect to each Eligible Asset, promptly, but in any event within three (3) Business Days of receipt thereof by a Responsible Officer of Seller, notices of events of default and notices of any material events, material litigation or licensing issues;

(vii)          Within twenty (20) days after the end of each calendar quarter, Seller’s internal summary of the performance of the portfolio on a consolidated basis;

(viii)         Within ten (10) Business Days after receipt by Seller Party, each material report, summary, exhibit, or other data required to be delivered to Seller pursuant to the agreements governing the Eligible Assets.

All financial information required by Section 14(b)(i) and (ii) hereof made available by Guarantor pursuant to EDGAR or Guarantor’s website shall be deemed delivered hereunder.

SECTION 15.       EVENTS OF DEFAULT

If any of the following events (each an “Event of Default”) occurs, Buyer shall have the rights set forth in Section 16, as applicable:

(a)            Payment Default. A Seller Party shall default in the payment of any of the following amounts payable to Buyer by it hereunder or under any other Facility Document when due subject to the grace periods noted below:

(i)             any payment of the Price Differential on the Payment Date (if such default shall continue uncured for one (1) Business Day);

(ii)            any payment of the Repurchase Price on any Repurchase Date;

(iii)          any payment of a Margin Deficit with respect to which a Margin Call has been made when due;

(iv)          any payment of the Upfront Fee when that sum has become due (if such default shall continue uncured for five (5) Business Days); or

(v)           make any payment of any other sum that has become due within five (5) Business Days after receipt of an itemized invoice.

(b)           Immediate Covenant Default. The failure of a Seller Party or Pledgor to perform, comply with or observe any representation, warranty, term, covenant or agreement applicable to a Seller Party or Pledgor contained in:

(i)            any of Sections 12(a) (Organization, Etc.) (solely as to maintaining existence); (h) (Solvency); 13(a)(i) (Preservation of Existence; Compliance with Law) (solely as to existence); (b) (Organization); (e) (True and Correct Information); (f) (ERISA Events); (j) (Illegal Activities.); (k) (Material Change in Business); (l) (Limitation on Dividends and Distributions); (n) (Disposition of Assets; Liens); (o) (Transactions with Affiliates); (q) (No Pledge); (t) (Seller Separateness); or (v) (Amendments);

(ii)           any of Sections 7(a) (Organization, Etc.) (solely as to existence); (k) (Solvency); 8(a) (Preservation of Existence; Compliance with Law) (solely as to existence); (b) (Organization); (c) (True and Correct Information); (d) (ERISA Events); (f) (Illegal Activities.); (g) (Limitation on Dividends and Distributions); (i) (Financial Condition Covenants) of the Guaranty; or

(iii)          any of Sections 6(a) (Organization, Etc.), (j) (Solvency), (r) (Uncertificated Interests), 7(a) (Preservation of Existence; Compliance with Law), (b) (Organization), (e) (True and Correct Information), (f) (ERISA Events), (h) (Illegal Activities), (i) (Limitation on Dividends and Distributions); and (j) (Disposition of Assets; Liens) of the Pledge Agreement.

(c)            Representation and Warranty Breach. Any representation, warranty or certification made or deemed made herein or in any other Facility Document by a Seller Party or Pledgor or any certificate furnished to Buyer pursuant to the provisions hereof or thereof or any information with respect to the Purchased Assets furnished in writing by or behalf of Seller Party or Pledgor shall prove to have been untrue or misleading in any material respect as of the time made or furnished (other than the representations and warranties set forth in (i) clause (b) ~~above~~of this SECTION 15 and (ii) in Schedule 1 (including any MTM Representation), which shall be considered solely for the purpose of determining the Market Value of the Purchased Assets; unless (x) Seller Party or Pledgor shall have made any such representations and warranties with actual knowledge that they were materially false or misleading at the time made; or (y) any such representations and warranties have been determined in good faith by Buyer in its good faith discretion to be materially false or misleading on a regular basis); or

(d)            Additional Covenant Defaults. A Seller Party or Pledgor shall fail to observe or perform any other covenant or agreement contained in this Agreement (and not identified in Section 15(b)) or any other Facility Document, and if such default shall be capable of being remedied, and such failure to observe or perform shall continue unremedied for a period of fifteen (15) Business Days after the earlier of notice to or knowledge by such Seller Party; or

(e)           Guarantor Default. Any repudiation of the Guaranty by Guarantor, or if the Guaranty is not enforceable against Guarantor; or

(f)            Judgments. A judgment or judgments for the payment of money in excess of the Litigation/Judgment Threshold in the aggregate shall be rendered against a Seller Party or Pledgor by one or more courts, administrative tribunals or other bodies having jurisdiction and the same shall not be satisfied, discharged (or provision shall not be made for such discharge) or bonded, or a stay of execution thereof shall not be procured, within forty-five (45) days from the date of entry thereof; or

(g)           Cross-Default. Seller, Guarantor or Pledgor shall be in default under (i) any Hedge Agreement or Indebtedness, in the aggregate, in excess of $250,000 with respect to Seller or Pledgor, or $~~10,000,000~~25,000,000 with respect to Guarantor ~~or Pledgor~~, which default (1) involves the failure to pay a matured obligation, or (2) permits the acceleration of the maturity of obligations by any other party to or beneficiary with respect to such Indebtedness, or (ii) any other material contract or contracts, in the aggregate, in excess of $250,000 with respect to Seller or Pledgor or $~~10,000,000~~25,000,000 with respect to Guarantor ~~or Pledgor~~, which default (1) involves the failure to pay a matured obligation by Seller, Pledgor or Guarantor, or (2) permits the acceleration of the maturity of obligations of Seller, Pledgor or Guarantor by any other party to or beneficiary of such contract; ~~or~~provided, however, that any such default or failure to pay shall not constitute a Default or an Event of Default hereunder if such default or failure to pay has been either (A) cured by Seller, Guarantor or Pledgor, as applicable and in accordance with the terms of the related agreement or contract, or (B) waived by the applicable party or parties to the related agreement or contract in accordance with the terms thereof; or

(h)            Enforceability. For any reason, this Agreement or any Facility Document at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Lien granted pursuant thereto shall fail to be perfected and of first priority, or any Person (other than Buyer) shall contest the validity, enforceability, perfection or priority of any Lien granted pursuant to this Agreement or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder or under any Facility Document; or

(i)             Liens. Any Seller Party or Pledgor shall grant, or suffer to exist, any Lien (other than any Permitted Lien) on any Repurchase Asset (except any Lien in favor of Buyer); or at least one of the following fails to be true: (A) the Repurchase Assets shall have been sold to Buyer, or (B) the Liens contemplated hereby are first priority perfected Liens on any Repurchase Assets in favor of Buyer; or

(j)             Material Adverse Effect. A Material Adverse Effect shall occur; or

(k)            Change in Control. A Change in Control shall have occurred; or

(l)             Insolvency Event. An Insolvency Event shall have occurred with respect to a Seller Party or Pledgor; or

(m)           Going Concern. Guarantor’s audited Financial Statements or notes thereto or other opinions or conclusions stated therein shall be qualified or limited by reference to the status of a Seller Party as a “going concern” or reference of similar import; or

(n)           Inability to Perform. A Responsible Officer of any Seller Party or Pledgor shall admit (i) its inability to, or its intention not to, perform any Seller Party’s or Pledgor’s obligations under this Agreement or any Facility Document or (ii) its breach of any Seller Party’s or Pledgor’s obligations under this Agreement or any Facility Document (subject to any applicable notice or cure period hereunder); or

(o)           REIT Qualification. Guarantor shall fail to maintain its status as a real estate investment trust under Section 856 of the Code or fails to be entitled to claim dividend paid deductions pursuant to Section 857 of the Code;

(p)           Governmental Action. Any Seller Party or Pledgor shall become the subject of a cease and desist order of any Governmental Authority or enter into a memorandum of understanding or consent agreement with the Governmental Authority, any of which, would have a Material Adverse Effect; or

(q)           Servicer Termination Event. A Servicer Termination Event shall have occurred and Seller shall not have (i) appointed a successor servicer or subservicer, as applicable, reasonably acceptable to Buyer; (ii) transferred the servicing or subservicing of the Purchased Assets to such successor servicer or subservicer, as applicable; or (iii) delivered a fully executed Servicer Notice with such successor servicer or subservicer, as applicable, in each case, within forty-five (45) days following the occurrence of such Servicer Termination Event.

SECTION 16.       REMEDIES

(a)            If an Event of Default occurs and is continuing, the following rights and remedies are available to Buyer.

(i)            At the option of Buyer, exercised by written or electronic notice to Seller (which option shall be deemed to have been exercised, even if no notice is given, immediately upon the occurrence of an Insolvency Event of a Seller Party), the Repurchase Date for each Transaction hereunder, if it has not already occurred, shall be deemed immediately to occur.

(ii)            If Buyer exercises or is deemed to have exercised the option referred to in subsection (a)(i) of this Section,

(A)           Seller’s obligations in such Transactions to repurchase all Purchased Assets, at the Repurchase Price therefor on the Repurchase Date determined in accordance with subsection (a)(i) of this Section, (1) shall thereupon become immediately due and payable and (2) all Income paid after such exercise or deemed exercise shall be retained by Buyer and applied to the aggregate unpaid Repurchase Price and any other amounts owed by Seller hereunder;

(B)            to the extent permitted by any applicable Requirement of Law, the Repurchase Price with respect to each such Transaction shall be increased to an amount equal to the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i) of this Section (decreased as of any day by (i) any amounts applied by Buyer pursuant to clause (C) of this subsection, and (ii) any proceeds from the sale of Purchased Assets applied to the Repurchase Price pursuant to subsection (a)(iv) of this Section; and

(C)            all Income actually received by Buyer pursuant to Section 5 shall be applied in Buyer’s sole discretion to the aggregate unpaid Obligations hereunder owed by Seller Parties.

(iii)           Upon the occurrence of one or more Events of Default, Buyer shall have the right to obtain (A) a physical transfer of the servicing of the Purchased Assets in accordance with Section 16(c) and (B) physical possession of all files of Seller relating to the Purchased Assets and the Repurchase Assets and all documents relating to the Purchased Assets which are then or may thereafter come in to the possession of Seller or any third party acting for Seller (including any Servicer) and Seller shall deliver to Buyer such assignments as Buyer shall request. Buyer shall be entitled to specific performance of all agreements of Seller contained in the Facility Documents.

(iv)          At any time on the Business Day following notice to Seller (which notice may be the notice given under subsection (a)(i) of this Section), in the event Seller has not repurchased all Purchased Assets, Buyer may (A) immediately sell, without demand or further notice of any kind, at a public or private sale, without any representations or warranties of Buyer and at such price or prices as Buyer may deem satisfactory any or all Purchased Assets and the Repurchase Assets subject to a such Transactions hereunder and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller hereunder or (B) in its sole discretion elect, in lieu of selling all or a portion of such Purchased Assets or Repurchase Assets, to give Seller credit for such Purchased Assets and the Repurchase Assets in an amount equal to the Market Value of the Purchased Assets against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. The proceeds of any disposition of Purchased Assets and the Repurchase Assets shall be applied as determined by Buyer in its sole discretion.

(v)           Seller shall be liable to Buyer for (A) the amount of all reasonable out-of-pocket legal or other expenses (including, without limitation, all costs and expenses of Buyer in connection with the enforcement of this Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including, without limitation, the reasonable fees and expenses of counsel incurred in connection with or as a result of an Event of Default which is continuing, (B) damages in an amount equal to the cost (including all fees, expenses and commissions) of Buyer entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default which is continuing, and (C) any other out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence and continuation of an Event of Default in respect of a Transaction.

(vi)          Buyer shall have, in addition to its rights hereunder, any rights otherwise available to it under any other agreement or any applicable Requirement of Law.

(b)           Buyer may exercise one or more of the remedies available hereunder immediately upon the occurrence of an Event of Default that is continuing on such date and at any time thereafter without notice to Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(c)           Seller recognizes that the market for the Purchased Assets and/or Repurchase Assets may not be liquid and as a result it may not be possible for Buyer to sell all of the Purchased Assets and/or Repurchase Assets on a particular Business Day, or in a transaction with the same purchaser, or in the same manner. In view of the nature of the Purchased Assets and Repurchase Assets, Seller agrees that liquidation of any Purchased Asset and/or Repurchase Asset may be conducted in a private sale. Seller acknowledges and agrees that any such private sale may result in prices and other terms less favorable to Buyer than if such sale were a public sale, and notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. Seller further agrees that it would not be commercially unreasonable for Buyer to dispose of any Purchased Asset and/or Repurchase Asset by using internet sites that provide for the auction or sale of assets similar to the Purchased Assets and/or Repurchase Assets, or that have the reasonable capability of doing so, or that match buyers and Seller of assets.

(d)           Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and each Seller hereby expressly waives any defenses such Seller might otherwise have to require Buyer to enforce its rights by judicial process. Seller also waives any defense (other than a defense of payment or performance) Seller might otherwise have arising from the use of nonjudicial process, enforcement and sale of all or any portion of the Repurchase Assets, or from any other election of remedies. Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(e)            To the extent permitted by any applicable Requirement of Law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller to Buyer under this Section 16(e) shall be at a rate equal to the Post-Default Rate.

(f)            Without limiting the rights of Buyer hereto to pursue all other legal and equitable rights available to Buyer for Seller’s failure to perform its obligations under this Agreement, Seller acknowledges and agrees that the remedy at law for any failure to perform obligations hereunder would be inadequate and Buyer shall be entitled to specific performance, injunctive relief, or other equitable remedies in the event of any such failure. The availability of these remedies shall not prohibit Buyer from pursuing any other remedies for such breach, including the recovery of monetary damages.

(g)           Seller further recognizes that Buyer may be unable to effect a public sale of any or all of the Purchased Assets by reason of certain prohibitions contained in the 1934 Act and applicable state securities laws or otherwise, and may be compelled to resort to one (1) or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not a view to the distribution or resale thereof. In view of the nature of the Purchased Assets, Seller agrees that liquidation of any Purchased Assets may be conducted in a private sale and at such price as Buyer may deem commercially reasonable. Buyer shall be under no obligation to delay a sale of any of the Purchased Assets for the period of time necessary to permit Buyer to register the Purchased Assets for public sale under the 1934 Act, or under applicable state securities laws, even if Buyer would agree to do so.

SECTION 17.       INDEMNIFICATION AND EXPENSES; RECOURSE

(a)            Seller agrees to hold Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify, any Indemnified Party against all out-of-pocket liabilities, losses, damages, judgments, costs and expenses of any kind which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, “Costs”), relating to or arising out of this Agreement (including, without limitation, as a result of a breach of any representation or warranty contained on Schedule 1), any other Facility Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than the Indemnified Party’s gross negligence or willful misconduct. Without limiting the generality of the foregoing, Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party, against all Costs incurred as a result of or otherwise in connection with the holding of the Purchased Assets, or any environmental issue or liability. In any suit, proceeding or action brought by an Indemnified Party in connection with this Agreement, any Purchased Asset for any sum owing thereunder, or to enforce any provisions of any Purchased Asset, Seller Party will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set off, counterclaim, recoupment or reduction or liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from Seller. Seller also agrees to reimburse an Indemnified Party as and when billed by such Indemnified Party for all the Indemnified Party’s out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of Buyer’s rights under this Agreement, any other Facility Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. This Section 17(a) shall not apply with respect to Taxes, other than Taxes representing losses, claims, damages, etc. arising from any non-Tax claim.

(b)           Seller agrees to pay as and when billed by Buyer all of the out-of-pocket costs and expenses incurred by Buyer in connection with the development, preparation and execution of this Agreement, any other Facility Document or any other documents prepared in connection herewith or therewith. In connection therewith, Seller shall reimburse Buyer for any of Buyer’s reasonable out-of-pocket attorney’s fees and expenses (but excluding any expenses with respect to due diligence which shall be reimbursed pursuant to Section 21) incurred by Buyer in connection with the preparation of the Facility Documents, in amounts not to exceed the Legal Fee Cap. Seller shall pay as and when billed all of the out-of-pocket costs and expenses incurred by Buyer in connection with any amendment, supplement or modification to, this Agreement, any other Facility Document or any other documents prepared in connection herewith or therewith. Seller agrees to pay as and when billed by Buyer all of the reasonable out-of-pocket costs and expenses incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including without limitation search and filing fees and all the reasonable fees, disbursements and expenses of counsel to Buyer. Seller agrees to pay Buyer all the reasonable out-of-pocket due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Mortgage Loans submitted by Seller for purchase under this Agreement, including, but not limited to, those out-of-pocket costs and expenses incurred by Buyer pursuant to Sections 17(a) and 21 hereof.

(c)            The obligations of Seller from time to time to pay the Repurchase Price, the Price Differential, the Obligations hereunder and all other amounts due under this Agreement shall be full recourse obligations of Seller.

SECTION 18.       SET-OFF

(a)            In addition to any rights and remedies of Buyer hereunder and by law, Buyer shall have the right, without prior notice to Seller, to set-off and appropriate and apply against any obligation from Seller to Buyer or any Affiliate thereof any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other obligation (including to return excess margin), credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by or due from Buyer or any Affiliate thereof to or for the credit or the account of Seller. Buyer shall promptly notify Seller of any such set-off; provided that the failure to give such notice shall not affect the validity of such set-off.

(b)            Buyer shall at any time have the right, in each case until such time as Buyer determines otherwise, to retain, to suspend payment or performance of, or to decline to remit, any amounts or deliver any property that Buyer would otherwise be obligated to pay, remit or deliver to Seller hereunder if an Event of Default has occurred and is continuing.

SECTION 19.       NETTING

If Buyer and Seller are “financial institutions” as now or hereinafter defined in Section 4402 of Title 12 of the United States Code (“Section 4402”) and any rules or regulations promulgated thereunder,

(a)            All amounts to be paid or advanced by one party to or on behalf of the other under this Agreement or any Transaction hereunder shall be deemed to be “payment obligations” and all amounts to be received by or on behalf of one party from the other under this Agreement or any Transaction hereunder shall be deemed to be “payment entitlements” within the meaning of Section 4402, and this Agreement shall be deemed to be a “netting contract” as defined in Section 4402.

(b)            The payment obligations and the payment entitlements of the parties hereto pursuant to this Agreement and any Transaction hereunder shall be netted as follows. In the event that either party shall fail to honor any payment obligation under this Agreement or any Transaction hereunder (the “Defaulting Party”), the other party (the “Nondefaulting Party”) shall be entitled to reduce the amount of any payment to be made by the Nondefaulting Party to the Defaulting Party by the amount of the payment obligation that the Defaulting Party failed to honor.

SECTION 20.       RECORDING OF COMMUNICATIONS

Buyer and Seller shall have the right (but not the obligation) from time to time to make or cause to be made tape recordings of communications between its employees and those of the other party with respect to Transactions upon notice to the other party of such recording.

SECTION 21.       DUE DILIGENCE

Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Assets, Seller Parties, Servicer (to the extent related to the services performed under the Servicing Agreement) and other parties which may be involved in or related to Transactions (collectively, “Third Party Transaction Parties”), as deemed appropriate by Buyer in its good faith discretion, for purposes of verifying compliance with the representations, warranties and specifications made hereunder, and Seller agrees that upon reasonable prior notice to Seller Parties or Servicer, as applicable, unless an Event of Default shall have occurred and be continuing, in which case no notice is required, Buyer or its authorized representatives will be permitted at reasonable times to examine, inspect, and make copies and extracts of, the Asset Files and any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession or under the control of any Seller Party or Servicer; provided however, that unless an Event of Default has occurred and is continuing, Buyer shall not conduct more than one (1) such review during any one (1) year period; provided further that any such review shall be subject to the Asset Diligence Fee Cap. Seller will use commercially reasonable efforts to cause Third Party Transaction Parties to cooperate with any due diligence requests of Buyer. Seller shall cause Servicer to make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Asset Files and the Purchased Assets. Without limiting the generality of the foregoing, Seller acknowledges that Buyer may purchase Purchased Assets from Seller based solely upon the information provided by Seller to Buyer in the Asset Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right at any time to cause Servicer or its agent to conduct a partial or complete due diligence review on some or all of the Purchased Assets purchased in a Transaction, including, without limitation, ordering new Qualified Appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Purchased Asset and reviewing intercreditor agreements, property management agreements, formation documents of the property owners and their direct and indirect owners, financial statements, environmental and engineering reports, underlying title policies including owner’s and UCC-9 title insurance policies, legal opinions and other documents as may be mutually agreed among Seller and Buyer. For the avoidance of doubt, Servicer’s obligation to provide such due diligence to Buyer shall not preclude Buyer’s right to perform due diligence on the Purchased Assets prior to the Purchase Date and as necessary during the term of the Agreement, as determined by Buyer in is sole discretion, subject to the terms of the Commercial Mortgage Loan Documents. Buyer may underwrite such Purchased Assets itself or engage a mutually agreed upon third party underwriter to perform such underwriting. Seller and Servicer agree to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with access to any and all documents, records, agreements, instruments or information relating to such Purchased Assets in the possession, or under the control, of Seller Parties or Servicer. Seller further agrees that it shall pay, to the extent Seller has received an invoice therefor, all reasonable out-of-pocket costs and expenses incurred by Buyer or its affiliates and designees in connection with Buyer’s activities pursuant to this Section 21.

SECTION 22.       HYPOTHECATION OR PLEDGE OF PURCHASED ASSETS

Title to all Purchased Assets and Repurchase Assets shall pass to Buyer and Buyer shall have free and unrestricted use of all Purchased Assets and Repurchase Assets, subject to the terms of this Agreement. Buyer may engage in repurchase transactions with the Purchased Assets or Repurchase Assets or otherwise engage in pledging, repledging, transferring, hypothecating, or rehypothecating the Purchased Assets or Repurchase Assets without the prior written consent of Seller; provided, however, that, so long as no Event of Default shall have occurred and is continuing, no such transaction shall be entered into with a Disqualified Institution without the prior written consent of Seller. Nothing contained in this Agreement shall obligate Buyer to segregate any Purchased Assets or Repurchase Assets delivered to Buyer by Seller. Buyer may distribute, subject to first obtaining a customary confidentiality agreement, to any prospective or actual repledgee this Agreement, the other Facility Documents, any other document or other information delivered to Buyer by Seller.

SECTION 23.       ASSIGNABILITY

(a)            The rights and obligations of the parties under this Agreement and under any Transaction shall not be assigned by Seller without the prior written consent of Buyer. Subject to the foregoing, this Agreement and any Transactions shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns. Nothing in this Agreement express or implied, shall give to any Person, other than the parties to this Agreement and their successors hereunder, any benefit of any legal or equitable right, power, remedy or claim under this Agreement. Buyer may from time to time assign all or a portion of its rights and obligations under this Agreement and the Facility Documents to any Person pursuant to an executed assignment and acceptance by Buyer and assignee (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned without the prior written consent of Seller; provided, however, that, so long as no Event of Default shall have occurred and is continuing, no such Assignment and Acceptance shall be entered into or discussed with a Disqualified Institution without the prior written consent of Seller. Upon such assignment, (a) such assignee shall be a party hereto and to each Facility Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and shall succeed to the applicable rights and obligations of Buyer hereunder, and (b) Buyer shall, to the extent that such rights and obligations have been so assigned by it be released from its obligations hereunder and under the Facility Documents. Unless otherwise stated in the Assignment and Acceptance, Seller shall continue to take directions solely from Buyer unless otherwise notified by Buyer in writing. Buyer may, subject to first obtaining a customary confidentiality agreement, distribute to any prospective or actual assignee this Agreement, the other Facility Documents, any other document or other information delivered to Buyer by Seller.

(b)            Buyer may sell participations in all or a portion of its rights and obligations under this Agreement to any one or more Persons without the prior written consent of Seller; provided, however, that (i) so long as no Event of Default shall have occurred and is continuing, no such transaction shall be entered into with a Disqualified Institution without the prior written consent of Seller, (ii) Buyer’s obligations under this Agreement shall remain unchanged, (ii) Buyer shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Seller shall continue to deal solely and directly with Buyer in connection with Buyer’s rights and obligations under this Agreement and the other Facility Documents except as provided in Section 22; and provided further that Buyer shall act as agent for all purchasers, assignees and point of contact for Seller pursuant to agency provisions to be agreed upon by Buyer, its intended purchasers and/or assignees and Seller. Buyer may, subject to first obtaining a customary confidentiality agreement, distribute to any prospective or actual participant this Agreement, the other Facility Documents, any other document or other information delivered to Buyer by Seller.

(c)            In the event Buyer assigns all or a portion of its rights and obligations under this Agreement, the parties hereto agree to negotiate in good faith an amendment to this Agreement to add agency provisions similar to those included in repurchase agreements for similar syndicated repurchase facilities.

SECTION 24.       TRANSFER AND MAINTENANCE OF REGISTER

(a)            Subject to acceptance and recording thereof pursuant to paragraph (b) of this Section 24, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of Buyer under this Agreement.

(b)            Buyer, acting solely for this purpose as a non-fiduciary agent of Seller shall maintain a copy of each Assignment and Acceptance pursuant to Section 23(a) and a register for the recordation of the names and addresses of the assignees and the amount of each assignee’s interest in this Agreement held by it and the Purchase Price (and stated Price Differential thereon) of the portion thereof which is the subject of the assignment (the “Register”) Any assignment of an interest in this Agreement may be effected only upon the recordation of such assignment on the Register. The entries in the Register shall be conclusive absent manifest error, and Buyer and Seller shall treat each Person whose name is recorded in the Register as the owner of such assignment for all purposes of the Facility Documents notwithstanding any notice to the contrary. The Register shall be available for inspection by the parties at any reasonable time and from time to time upon reasonable prior notice.

(c)            The Seller agrees that each participant shall be entitled to the benefits of Sections 9 and 10 hereof (subject to the requirements and limitations therein, including the requirements under Section 10(e) (it being understood that the documentation required under Section 10(e) shall be delivered to the participating Buyer)) to the same extent as if it were a Buyer and had acquired its interest by assignment pursuant to Section 23 hereof; provided, that such participant shall not be entitled to receive any greater payment under Sections 9 or 10 hereof, with respect to any participation, than its participating Buyer would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation. If Buyer sells a participation in its rights hereunder, it shall, acting solely for this purpose as a non-fiduciary agent of Seller, maintain a register on which it enters the name and address of each participant and, with respect to each such participant, the Purchase Price (and stated Price Differential thereon) of the portion thereof which is the subject of the participation, and any other interest in the obligations under this Agreement (the “Participant Register”); provided that no party shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any obligations under any Facility Document) to any Person except to the extent that such disclosure is necessary to establish that such obligation is in “registered form” for applicable U.S. federal income tax purposes. The entries in the Participant Register shall be conclusive absent manifest error, and the participating party shall treat each Person whose name is recorded in the Participant Register as the owner of the applicable participation for all purposes of this Agreement notwithstanding any notice to the contrary.

SECTION 25. TAX TREATMENT

Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal income taxes and all relevant state and local income and franchise taxes, to treat each Transaction as indebtedness of Seller that is secured by the Purchased Assets and that the Seller will be treated as the beneficial owner of the Purchased Assets in the absence of a Default or Event of Default by Seller. All parties to this Agreement agree to such treatment and agree to treat and report the Transactions as described in the preceding sentence on and in any and all filings with any U.S. federal or applicable state or local taxing authority and to take no action inconsistent with this treatment, unless required by an applicable Requirement of Law as evidenced by a change in the applicable statutes, regulations or administrative rulings by the IRS or any judicial authority.

SECTION 26.       TERMINABILITY

Each representation and warranty made or deemed to be made by entering into a Transaction, herein or pursuant hereto shall survive the making of such representation and warranty, and Buyer shall not be deemed to have waived any Default that may arise because any such representation or warranty shall have proved to be false or misleading, notwithstanding that Buyer may have had notice or knowledge or reason to believe that such representation or warranty was false or misleading at the time the Transaction was made. The obligations of Seller under Section 17 hereof shall survive the termination of this Agreement.

SECTION 27.       NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein (including without limitation any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including without limitation by facsimile) delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof or thereof); or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given under Section 3 (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by facsimile or electronic mail or personally delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.

SECTION 28.       ENTIRE AGREEMENT; SEVERABILITY; SINGLE AGREEMENT

(a)            This Agreement and the Facility Documents collectively constitute the entire understanding between Buyer and Seller with respect to the subject matter they cover and shall supersede any existing agreements between the parties containing general terms and conditions for repurchase transactions involving Purchased Assets. By acceptance of this Agreement, Buyer and Seller acknowledge that they have not made, and are not relying upon, any statements, representations, promises or undertakings not contained in this Agreement. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

(b)            Buyer and Seller acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and that each has been entered into in consideration of the other Transactions. Accordingly, each of Buyer and Seller agrees (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder, (ii) that payments, deliveries, and other transfers made by either of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries, and other transfers in respect of any other Transactions hereunder, and the obligations to make any such payments, deliveries, and other transfers may be applied against each other and netted and (iii) to promptly provide notice to the other after any such set off or application.

SECTION 29.       GOVERNING LAW

THIS AGREEMENT SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL GOVERN.

SECTION 30.       SUBMISSION TO JURISDICTION; WAIVERS

BUYER AND SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)            SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND THE OTHER FACILITY DOCUMENTS, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)            CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME; AND

(c)            HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER FACILITY DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 31.       NO WAIVERS, ETC.

No failure on the part of Buyer or a Seller Party to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Facility Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Facility Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

SECTION 32.       CONFIDENTIALITY

(a)            Buyer and Seller each hereby acknowledge and agree that all written or computer-readable information provided by one party to any other regarding the terms set forth in any of the Facility Documents or the Transactions contemplated thereby or pursuant to the terms thereof, including, but not limited to, the name of, or identifying information with respect to Buyer, any pricing terms, or other nonpublic business or financial information (including, without limitation, any sub-limits, financial covenants, financial statements and performance data), the existence of this Agreement and the Transactions (the “Confidential Information”) shall be kept confidential and shall not be divulged to any party without the prior written consent of such other party except to the extent that (i) it is necessary to disclose to its Affiliates and its and their employees, directors, officers, advisors (including legal counsel, accountants, and auditors), representatives and servicers, (ii) it is requested or required by governmental agencies, regulatory bodies or other legal, governmental or regulatory process, in which case the party subject to such disclosure requirements shall provide prior written notice to the other party to the extent not prohibited by the applicable law or regulation, (iii) any of the Confidential Information is in the public domain other than due to a breach of this covenant, (iv) disclosure to any approved hedge counterparty to the extent necessary to obtain any Interest Rate Protection Agreement, (v) an Event of Default has occurred and Buyer determines such information to be necessary or desirable to disclose in connection with the marketing and sales of the Purchased Assets or otherwise to enforce or exercise Buyer’s rights hereunder, or (vi) it is necessary for Buyer to disclose such Confidential Information to its accountants and regulatory authorities in connection with routine examinations; provided that Buyer shall provide notice to Seller in advance of any disclosure made under clauses (ii), (iv) and (vi) unless such notice is prohibited by applicable law or order. Seller and Buyer shall be responsible for any breach of the terms of this Section 32(a) by any Person that it discloses Confidential Information to pursuant to clause (i) above. Seller shall not, without the written consent of Buyer, make any communication, press release, public announcement or statement in any way connected to the existence or terms of this Agreement or the other Facility Documents or the Transactions contemplated hereby or thereby, except where such communication or announcement is required by law or regulation, in which event Seller will consult and cooperate with Buyer with respect to the wording of any such announcement. Notwithstanding the foregoing or anything to the contrary contained herein or in any other Facility Document, the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment or tax structure of the Transactions, any fact relevant to understanding the federal, state and local tax treatment or tax structure of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment or tax structure; provided that the “tax treatment or “tax structure” shall be limited to any facts relevant to the U.S. federal, state or local tax treatment of any Transaction contemplated hereunder and specifically does not include any information relating to the identity of Buyer or any pricing terms hereunder. The provisions set forth in this Section 32(a) shall survive the termination of this Agreement for two (2) years.

(b)            Notwithstanding anything in this Agreement to the contrary, Buyer and Seller each understand that Confidential Information disclosed hereunder may contain “nonpublic personal information”, as that term is defined in Section 509(4) of the Gramm-Leach-Bliley Act (the “GLB Act”), and Buyer and Seller Party agree to maintain such nonpublic personal information that it receives hereunder in accordance with the GLB Act and other applicable local, state and federal laws relating to privacy and data protection. Both parties shall implement administrative, technical and physical safeguards and other security measures to (a) ensure the security and confidentiality of the “nonpublic personal information” of the “customers” (as defined in the GLB Act) of the other party or any Affiliate of the other party, (b) protect against any threats or hazards to the security and integrity of such nonpublic personal information, and (c) protect against any unauthorized access to or use of such nonpublic personal information. Upon request, each party will provide evidence reasonably satisfactory to allow the other party to confirm that such party has satisfied its obligations as required under this Section 32(b). Without limitation, this may include Buyer’s review of audits, summaries of test results, and other equivalent evaluations of Seller. Buyer or Seller shall notify the other party immediately following discovery of any breach or compromise of the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of the other party or any Affiliate of such party provided directly to the party subject to such breach. Buyer and Seller shall provide such notice to the other party by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual. The provisions set forth in this Section 32(b) shall survive the termination of this Agreement for as long as Seller retains any “nonpublic personal information” disclosed hereunder.

SECTION 33.       INTENT

(a)            The parties intend and recognize that (i) this Agreement and each Transaction hereunder is a “securities contract” as that term is defined in Section 741 of the Bankruptcy Code, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, (ii) all payments hereunder are deemed “margin payments” or “settlement payments” as defined in the Bankruptcy Code, and (iii) the pledge of the Repurchase Assets constitutes “a security agreement or other arrangement or other credit enhancement” that is “related to” this Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A) and 741(7)(A)(xi) of the Bankruptcy Code. Each of Seller and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).

(b)            The parties further intend that Buyer’s right to liquidate the Purchased Assets delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 16 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Bankruptcy Code Sections 362(b)(6), 362(b)(27), 546(e), 546(f), 546(j), 555 and 561; Buyer’s right to set-off claims and appropriate and apply any and all deposits of money or property or any other indebtedness at any time held or owing by Buyer to or for the credit of the account of any Affiliate against and on account of the obligations and liabilities of a Seller Party pursuant to Section 24 hereof is a contractual right as described in Bankruptcy Code Sections 553 and 561; and; any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit shall be considered a “margin payment” or “settlement payment” as such terms are defined in Bankruptcy Code Sections 741(5) and 741(8).

(c)            Each party agrees that this Agreement and each Transaction hereunder is intended to create mutuality of obligations among the parties, and as such, this Agreement and each Transaction hereunder constitutes a contract which (i) is between all of the parties and (ii) places each party in the same right and capacity.

(d)            Each party agrees that it shall not challenge, and hereby waives to the fullest extent available under applicable law its right to challenge, the characterization of any Transaction under this Agreement or this Agreement as a “securities contract” and /or “master netting agreement” within the meaning of the Bankruptcy Code.

(e)            Each party agrees that this Agreement and the Facility Documents and the Transactions entered into hereunder are part of an integrated, simultaneously-closing suite of financial contracts.

SECTION 34.       CONFLICTS

In the event of any conflict between the terms of this Agreement, any other Facility Document and any Transaction Request and Confirmation, the documents shall control in the following order of priority: first, the terms of the Transaction Request and Confirmation shall prevail, then the terms of the Pricing Side Letter shall prevail, then the terms of this Agreement shall prevail, and then the terms of the other Facility Document shall prevail.

SECTION 35.       AUTHORIZATIONS

Any of the persons whose signatures and titles appear on Schedule 2 hereto are authorized, acting singly, to act for Seller or Buyer under this Agreement. Seller may amend Schedule 2 hereto from time to time by delivering a revised Schedule 2 to Buyer and expressly stating that such revised Schedule 2 shall replace the existing Schedule 2 hereto.

SECTION 36.       MISCELLANEOUS

(a)            Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart. Counterparts may be delivered electronically. The parties agree that this Agreement, any addendum or amendment hereto or any other document necessary for the consummation of the transaction contemplated by this Agreement may be accepted, executed or agreed to through the use of an electronic signature in accordance with the E-Sign, the UETA and any applicable state law. Any document accepted, executed or agreed to in conformity with such laws will be binding on all parties hereto to the same extent as if it were physically executed and each party hereby consents to the use of any secure third party electronic signature capture service providers, as long as such service providers use system logs and audit trails that establish a temporal and process link between the presentation of identity documents and the electronic signing, together with identifying information that can be used to verify the electronic signature and its attribution to the signer’s identity and evidence of the signer’s agreement to conduct the transaction electronically and of the signer’s execution of each electronic signature.

(b)            Captions. The captions and headings appearing herein are for included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

(c)            Acknowledgment. Seller hereby acknowledges that:

(i)             it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Facility Documents;

(ii)            Buyer has no fiduciary relationship to any Seller Party in connection with the Facility Documents;

(iii)           no joint venture exists between Buyer and any Seller Party as a result of the Facility Documents; and

(iv)           it has made its own independent decisions to enter into the Facility Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary and Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(d)            Documents Mutually Drafted. Seller and Buyer agree that this Agreement each other Facility Document prepared in connection with the Transactions set forth herein have been mutually drafted and negotiated by each party, and consequently such documents shall not be construed against either party as the drafter thereof.

SECTION 37.       RECOGNITION OF THE U.S. SPECIAL RESOLUTION REGIMES

(a)            In the event that Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from Buyer of this Agreement and/or the Facility Documents, and any interest and obligation in or under this Agreement and/or the Facility Documents, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement and/or the Facility Documents, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)            In the event that Buyer or a BHC Act Affiliate of Buyer becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement and/or the Facility Documents that may be exercised against Buyer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement and/or the Facility Documents were governed by the laws of the United States or a state of the United States.

SECTION 38.       GENERAL INTERPRETIVE PRINCIPLES

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)            the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)           accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP;

(c)            references herein to “Articles”, “Sections”, “Subsections”, “Paragraphs”, and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(d)           a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(e)            the words “herein”, “hereof”, “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(f)            the term “include” or “including” shall mean without limitation by reason of enumeration;

(g)           all times specified herein or in any other Facility Document (unless expressly specified otherwise) are local times in New York, New York unless otherwise stated; and

(h)           all references herein or in any Facility Document to “good faith” means good faith as defined in Section 1-201(b)(20) of the UCC as in effect in the State of New York.

[THIS SPACE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date set forth above.

BUYER:

BANK OF MONTREAL

By:
Name:
Title:

Address for Notices:

Bank of Montreal
151 W 42nd Street, 9th Floor
New York, NY 10036
Attention: David Schell
Email: David.Schell@bmo.com
Telephone No.: 212-885-4000

Signature Page to Master Repurchase Agreement

SELLER:

FS CREIT FINANCE BMO-1 LLC, as Seller

By:
	Name:	Stephen Sypherd
	Title:	Vice President

Address for Notices:

FS CREIT Finance BMO-1 LLC
201 Rouse Blvd.
Philadelphia, Pennsylvania 19112
Attention: Chief Financial Officer
Telephone No: (215) 495-1150
Email: credit.notices@fsinvestments.com;
FSCREIT_TEAM@fsinvestments.com

Signature Page to Master Repurchase Agreement

SCHEDULE 1(a)

REPRESENTATIONS AND WARRANTIES

RE: PURCHASED ASSETS CONSISTING OF COMMERCIAL MORTGAGE LOANS

Seller represents and warrants to Buyer, with respect to each Commercial Mortgage Loan, that as of the Purchase Date and on each day while the Facility Documents and the related Transaction hereunder is in full force and effect, that the representations and warranties set forth in this Schedule 1(a) are true and correct in all material respects. With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding the lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(1)	Whole Loan; Ownership of Commercial Mortgage Loans. Each Commercial Mortgage Loan is a whole loan and not a participation interest in a Commercial Mortgage Loan. At the time of the sale, transfer and assignment to Buyer, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to Seller), participation (other than with respect to the Participation Interests) or pledge, and Seller had good title to, and was the sole owner of, each Commercial Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to the Participation Interests), any other ownership interests on, in or to such Commercial Mortgage Loan other than any servicing rights appointment or similar agreement. Seller has full right and authority to sell, assign and transfer each Commercial Mortgage Loan, and the assignment to Buyer constitutes a legal, valid and binding assignment of such Commercial Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Commercial Mortgage Loan.

(2)	Commercial Mortgage Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Obligor, guarantor or other obligor in connection with such Commercial Mortgage Loan is the legal, valid and binding obligation of the related Obligor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency, one action, or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Commercial Mortgage Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Commercial Mortgage Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

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Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Obligor with respect to any of the related Mortgage Notes, Mortgages or other Commercial Mortgage Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by any Seller in connection with the origination of the Commercial Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Commercial Mortgage Loan Documents.

(3)	Mortgage Provisions. The Commercial Mortgage Loan Documents for each Commercial Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)	Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Asset File or as otherwise provided in the related Commercial Mortgage Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Commercial Mortgage Loan guaranty, participation agreement, if applicable, and related Commercial Mortgage Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect that could be reasonably expected to have a material adverse effect on such Commercial Mortgage Loan; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Obligor nor the related guarantor has been released from its material obligations under the Commercial Mortgage Loan or participation agreement, if applicable.

(5)	Lien; Valid Assignment. Subject to the Standard Qualifications, each Assignment of Mortgage and Assignment of Leases to Buyer constitutes a legal, valid and binding assignment to Buyer. Each related Mortgage and Assignment of Leases is freely assignable without the consent of the related Obligor, or such consent has been obtained. Each related Mortgage is a legal, valid and enforceable first lien on the related Obligor’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Commercial Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in the Schedule of Exceptions (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Purchase Date, to Seller’s knowledge, is, free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to Seller’s knowledge and subject to the rights of tenants (as tenants only) (subject to and excepting Permitted Encumbrances and the Title Exceptions), no circumstances exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required in order to effect such perfection.

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(6)	Permitted Liens; Title Insurance. Each Mortgaged Property securing a Commercial Mortgage Loan is covered by an ALTA loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Commercial Mortgage Loan (or with respect to a Commercial Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy or appearing of record; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Obligor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by Seller thereunder and no claims have been paid thereunder. Seller, nor to Seller’s knowledge, any other holder of the Commercial Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)	Junior Liens. It being understood that B-notes secured by the same Mortgage as a Commercial Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to Seller’s knowledge, as of the Purchase Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). No Seller has knowledge of any mezzanine debt secured directly by interests in the related Obligor other than as disclosed in the related Asset File.

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(8)	Assignment of Leases. There exists as part of the related Asset File an Assignment of Leases (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Obligor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, subject to applicable law, provides that, upon an event of default under the Commercial Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)	Affiliates. The Obligor related to a Mortgage Loan is not an Affiliate of Seller.

(10)	Condition of Property. Seller or the originator of the Commercial Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Commercial Mortgage Loan and within twelve months of the Purchase Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Commercial Mortgage Loan no more than twelve months prior to the Purchase Date. To Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Purchase Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Commercial Mortgage Loan.

(11)	Taxes and Assessments. All real estate taxes, governmental assessments and other similar outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Purchase Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

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(12)	Condemnation. As of the date of origination and to Seller’s knowledge as of the Purchase Date, there is no proceeding pending, and, to Seller’s knowledge as of the date of origination and as of the Purchase Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)	Actions Concerning Commercial Mortgage Loan. To Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph (6)), an engineering report or property condition assessment as described in paragraph (10), applicable local law compliance materials as described in paragraph (24), reasonable and customary bankruptcy, civil records, UCC-1, and judgment searches of the Obligors and guarantors, and the ESA (as defined in paragraph (40)), on and as of the date of origination and as of the Purchase Date, there was no pending or filed action, suit or proceeding, involving any Obligor, guarantor, or Obligor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Obligor’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Obligor’s ability to perform under the related Commercial Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Commercial Mortgage Loan Documents or (f) the current principal use of the Mortgaged Property.

(14)	Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Commercial Mortgage Loan are in the possession, or under the control, of Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Commercial Mortgage Loan Documents are being conveyed by Seller to Buyer or its servicer.

(15)	No Holdbacks. The principal balance as of the Purchase Date of the Commercial Mortgage Loan set forth on the mortgage loan schedules has been fully disbursed, other than for any future funding pursuant to the Commercial Mortgage Loan Documents, as of the Purchase Date and there is no requirement for future advances thereunder (except (x) with respect to a Commercial Mortgage Loan with a Future Funding Obligation and (y) in those cases where the full amount of the Commercial Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Obligor or other considerations determined by Seller to merit such holdback).

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(16)	Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage or Commercial Mortgage Loan Documents to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Commercial Mortgage Loan Documents and the Insurance Rating Requirements, in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Commercial Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Obligor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Commercial Mortgage Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than twelve (12) months (or with respect to each Commercial Mortgage Loan on a single asset with a principal balance of $50 million or more, eighteen (18) months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Obligor is required to maintain insurance in the maximum amount available under the National Flood Insurance Program.

If the Mortgaged Property is located within twenty-five (25) miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Obligor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms.

The Mortgaged Property is covered, and required to be covered pursuant to the related Commercial Mortgage Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of fifty (50) years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was issued by an insurer meeting the Insurance Rating Requirements in an amount not less than 100% of the SEL or PML, as applicable.

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The Commercial Mortgage Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Commercial Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the reduction of the outstanding principal balance of such Commercial Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Purchase Date have been paid, and such insurance policies name the lender under the Commercial Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of Buyer. Each related Commercial Mortgage Loan obligates the related Obligor to maintain all such insurance and, at such Obligor’s failure to do so, authorizes the lender to maintain such insurance at the Obligor’s cost and expense and to charge such Obligor for related premiums. All such insurance policies (other than commercial liability policies) require at least ten (10) days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least thirty (30) days prior notice to the lender of termination or cancellation (or such lesser period, not less than ten (10) days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by Seller.

(17)	Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Commercial Mortgage Loan requires the Obligor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created or the non-recourse carve out guarantor under the Commercial Mortgage Loan has indemnified the mortgagee for any loss suffered in connection therewith.

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(18)	No Encroachments. To Seller’s knowledge based solely on surveys obtained in connection with origination (which may have been a previously existing “as built” survey) and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Commercial Mortgage Loan, all material improvements that were included for the purpose of determining the Appraised Value of the related Mortgaged Property at the time of the origination of such Commercial Mortgage Loan are within the boundaries of the related Mortgaged Property, except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No material improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements have been obtained under the Title Policy.

(19)	No Contingent Interest or Equity Participation. No Commercial Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature or an equity participation by Seller.

(20)	Financing Statements. Uniform Commercial Code financing statements have been filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and recording), in all public places to the extent necessary, to such Seller’s knowledge, to perfect a valid first priority security interest in all items of personal property located on the Mortgaged Property that are owned by the Obligor and either (i) are reasonably necessary to operate the Mortgaged Property or (ii) are (as indicated in the appraisal obtained in connection with the origination of the related Commercial Mortgage Loan) material to the value of the Mortgaged Property (other than any personal property subject to a purchase money security interest or a sale and leaseback financing arrangement permitted under the terms of such Commercial Mortgage Loan or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, and the Mortgages, security agreements, chattel mortgages or equivalent documents related to and delivered in connection with the related Commercial Mortgage Loan establish and create a valid and enforceable lien and priority security interest on such items of personalty except as such enforcement may be limited by bankruptcy, insolvency, receivership, reorganization, moratorium, redemption, liquidation or other laws relating to or affecting the enforcement of creditor’s rights generally, or by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law). Notwithstanding the foregoing, no representation is made as to perfection of security interests in personal property to the extent action, possession or control beyond the filing of the Uniform Commercial Code financing statements is required in order to effect such perfection.

(21)	Compliance with Usury Laws. The interest rate (exclusive of any default interest, late charges, yield maintenance charges, exit fees, or prepayment premiums) of such Commercial Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

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(22)	Authorized to do Business. To the extent required under applicable law, as of the Purchase Date and as of each date that Seller held the Mortgage Note, such Seller was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Commercial Mortgage Loan by Buyer.

(23)	Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to Seller’s knowledge, as of the Purchase Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)	Local Law Compliance. To Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Commercial Mortgage Loan as of the date of origination of such Commercial Mortgage Loan and as of the Purchase Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Commercial Mortgage Loan. The terms of the Commercial Mortgage Loan Documents require the Obligor to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)	Licenses and Permits. Each Obligor covenants in the Commercial Mortgage Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to Seller’s knowledge based upon a letter from any government authorities or other affirmative investigation of local law compliance consistent with the investigation conducted by Seller for similar commercial, multifamily and manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Commercial Mortgage Loan requires the related Obligor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

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(26)	Recourse Obligations. The Commercial Mortgage Loan Documents for each Commercial Mortgage Loan provide that such Commercial Mortgage Loan is non-recourse to the related parties thereto except that (a) the related Obligor and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Obligor and/or its principals specified in the related Commercial Mortgage Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misappropriation of rents (following an Event of Default), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property, and (iv) any breach of the environmental covenants contained in the related Commercial Mortgage Loan Documents, and (b) the Commercial Mortgage Loan shall become full recourse to the related Obligor and at least one individual or entity, upon the occurrence of certain events or acts specified in the related Commercial Mortgage Loan Documents, including the filing by the related Obligor of a voluntary petition under federal or state bankruptcy or insolvency law.

(27)	Mortgage Releases. The terms of the related Mortgage or related Commercial Mortgage Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Commercial Mortgage Loan, (b) upon payment in full of such Commercial Mortgage Loan, (c) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Commercial Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (d) as required pursuant to an order of condemnation.

(28)	Financial Reporting and Rent Rolls. The Commercial Mortgage Loan Documents for each Commercial Mortgage Loan require the Obligor to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements, which annual financial statements with respect to each Commercial Mortgage Loan with more than one Obligor are in the form of an annual combined balance sheet of the Obligor entities (and no other entities), together with the related combined statements of operations, members’ capital and cash flows, including a combining balance sheet and statement of income for the Mortgaged Properties on a combined basis.

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(29)	Acts of Terrorism Exclusion. With respect to each Commercial Mortgage Loan over $25 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 (collectively referred to as “TRIA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Commercial Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Commercial Mortgage Loan, and, to Seller’s knowledge, do not, as of the Purchase Date, specifically exclude Acts of Terrorism, as defined in TRIA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Commercial Mortgage Loan, the related Commercial Mortgage Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms; provided, however, that if TRIA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Obligor under each Commercial Mortgage Loan is requested to carry terrorism insurance, but in such event the Obligor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Commercial Mortgage Loan Documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Commercial Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Obligor is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)	Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Commercial Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Commercial Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Commercial Mortgage Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Commercial Mortgage Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Obligor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Commercial Mortgage Loan Documents, (iii) transfers that do not result in a change of Control of the related Obligor or transfers of passive interests so long as the guarantor retains Control, (iv) transfers to another holder of direct or indirect equity in the Obligor, a specific Person designated in the related Commercial Mortgage Loan Documents or a Person satisfying specific criteria identified in the related Commercial Mortgage Loan Documents, such as a qualified equity holder, (v) transfers of stock or similar equity units in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraph (27) herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Commercial Mortgage Loan, or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any subordinate debt that existed at origination and is permitted under the related Commercial Mortgage Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan or (iv) Permitted Encumbrances. The Mortgage or other Commercial Mortgage Loan Documents provide that to the extent any rating agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Obligor is responsible for such payment along with all other reasonable fees and expenses incurred by the mortgagee relative to such transfer or encumbrance. For purposes of the foregoing representation, “Control” means the power to direct the management and policies of an entity, directly or indirectly, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise.

Sch. 1(a)-11

(31)	Single-Purpose Entity. Each Commercial Mortgage Loan requires the Obligor to be a Single-Purpose Entity for at least as long as the Commercial Mortgage Loan is outstanding. Both the Commercial Mortgage Loan Documents and the organizational documents of the Obligor with respect to each Commercial Mortgage Loan with an outstanding principal balance in excess of $5 million provide that the Obligor is a Single-Purpose Entity, and each Commercial Mortgage Loan with an outstanding principal balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Obligor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Commercial Mortgage Loan has an outstanding principal balance equal to $5 million or less, its organizational documents or the related Commercial Mortgage Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Commercial Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Commercial Mortgage Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Commercial Mortgage Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than an Obligor for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)	[Intentionally Omitted].

(33)	Floating Interest Rates. The interest rate of each Commercial Mortgage Loan that bears interest at a floating rate of interest is based on Term SOFR plus a margin (which interest rate may be subject to a minimum or “floor” rate). For this purpose, “Term SOFR” shall mean the forward-looking term rate based on SOFR as published by the Term SOFR Administrator for a one-month period on the Term SOFR Determination Day as such rate is published by the Term SOFR Administrator.

Sch. 1(a)-12

(34)	Interest Rate Protection Agreements. If the related Commercial Mortgage Loan bears a floating rate, then Seller has obtained an interest rate protection agreement in the form of a cap with respect to the related Commercial Mortgage Loan, in form and substance acceptable to Buyer.

(35)	Ground Leases. With respect to any Commercial Mortgage Loan where the Commercial Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Seller, its successors and assigns, Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Asset File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender (except termination or cancellation if (i) notice of a default under the Ground Lease is provided to lender and (ii) such default is curable by lender as provided in the Ground Lease but remains uncured beyond the applicable cure period), and no such consent has been granted by Seller since the origination of the Commercial Mortgage Loan except as reflected in any written instruments which are included in the related Asset File;

(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Obligor or the mortgagee) that extends not less than twenty (20) years beyond the stated maturity of the related Commercial Mortgage Loan, or ten (10) years past the stated maturity if such Commercial Mortgage Loan fully amortizes by the stated maturity (or with respect to a Commercial Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

Sch. 1(a)-13

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Commercial Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Commercial Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	Seller have not received any written notice of material default under or notice of termination of such Ground Lease. To Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to Seller’s knowledge, such Ground Lease is in full force and effect as of the Purchase Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the Ground Lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Commercial Mortgage Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Commercial Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to Ground Lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Commercial Mortgage Loan, together with any accrued interest; and

Sch. 1(a)-14

(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(36)	Servicing. The servicing and collection practices used by Seller with respect to the Commercial Mortgage Loan have been, in all material respects, legal and have met customary industry standards for servicing of similar commercial loans.

(37)	Origination and Underwriting. The origination practices of Seller (or the related originator if Seller was not the originator) with respect to each Commercial Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Commercial Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Commercial Mortgage Loan.

(38)	No Material Default; Payment Record. No Commercial Mortgage Loan has been more than thirty (30) days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Commercial Mortgage Loan is more than thirty (30) days delinquent (beyond any applicable grace or cure period) in making required payments as of the Purchase Date. To Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Commercial Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Commercial Mortgage Loan or the value, use or operation of the related Mortgaged Property. No person other than the holder of such Commercial Mortgage Loan may declare any event of default under the Commercial Mortgage Loan or accelerate any indebtedness under the Commercial Mortgage Loan Documents.

(39)	Bankruptcy. As of the date of origination of the related Commercial Mortgage Loan and to Seller’s knowledge as of the Purchase Date, no Obligor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(40)	Organization of Obligor. With respect to each Commercial Mortgage Loan, in reliance on certified copies of the organizational documents of the Obligor delivered by the Obligor in connection with the origination of such Commercial Mortgage Loan, the Obligor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico.

Sch. 1(a)-15

(41)	Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Commercial Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements was conducted by a reputable environmental consultant in connection with such Commercial Mortgage Loan within twelve (12) months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of Environmental Conditions at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Obligor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Obligor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer meeting the Insurance Rating Requirements; (E) a party not related to the Obligor was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Obligor having financial resources reasonably estimated to be adequate to address the situation is required to take action. To Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition at the related Mortgaged Property. Neither Seller has knowledge of any material violation of any applicable Environmental Law with respect to the Mortgaged Property. Neither Seller nor, to Seller’s knowledge, the Obligor has taken any actions which would cause the Mortgaged Property not to be in compliance with all applicable Environmental Laws. The Commercial Mortgage Loan Documents require the Obligor to comply with all Environmental Laws.

(42)	Appraisal. The Credit File contains an appraisal of the related Mortgaged Property with an appraisal date within twelve (12) months of the Commercial Mortgage Loan origination date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Obligor or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Commercial Mortgage Loan.

Sch. 1(a)-16

(43)	Commercial Mortgage Loan Schedule. The information pertaining to each Commercial Mortgage Loan which is set forth in the mortgage loan schedule is true and correct in all material respects as of the Purchase Date and contains all information required by this Agreement to be contained therein.

(44)	Cross-Collateralization. Each Commercial Mortgage Loan that is cross-collateralized or cross-defaulted is cross-collateralized or cross-defaulted only with other Commercial Mortgage Loans that are subject to Transactions under this Agreement.

(45)	Advance of Funds by Seller. After origination, no advance of funds has been made by Seller to the related Obligor other than in accordance with the Commercial Mortgage Loan Documents, and, to Seller’s knowledge, no funds have been received from any person other than the related Obligor or an affiliate for, or on account of, payments due on the Commercial Mortgage Loan (other than as contemplated by the Commercial Mortgage Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Commercial Mortgage Loan Documents). Neither Seller nor any affiliate thereof has any obligation to make any capital contribution to any Obligor under a Commercial Mortgage Loan, other than contributions made on or prior to the date hereof.

(46)	Compliance with Anti-Money Laundering Laws. Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Commercial Mortgage Loan, the failure to comply with which would have a material adverse effect on the Commercial Mortgage Loan.

Sch. 1(a)-17

SCHEDULE 1(b)

REPRESENTATIONS AND WARRANTIES

RE: PURCHASED ASSETS CONSISTING OF COMPONENT INTERESTS

Seller represents and warrants to Buyer, with respect to each Component Interest, that as of the Purchase Date and at all times while the Facility Documents and the related Transaction hereunder is in full force and effect, that the representations and warranties set forth in this Schedule 1(b) are true and correct in all material respects. With respect to those representations and warranties which are made to the best of Seller’s knowledge, if it is discovered by Seller or Buyer that the substance of such representation and warranty is inaccurate, notwithstanding the lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

(1)	Commercial Mortgage Loans. If the Component Interest represents a Component Interest in a Commercial Mortgage Loan, the representations and warranties with respect to the related Commercial Mortgage Loan set forth on Schedule 1(a) are true and correct in all material respects.

(2)	Performing Loans. The Component Interest is either (i) a performing participation interest in a performing Commercial Mortgage Loan evidenced by a Participation Certificate or (ii) performing promissory note related to a performing Commercial Mortgage Loan evidenced by a Component Interest Note. Each Component Interest is (a) a senior or pari passu senior interest in a whole mortgage loan or (b) a junior or pari passu interest in a whole mortgage loan.

(3)	Marketable Title. Immediately prior to the transfer and assignment to the Buyer thereof, Seller had good and marketable title to, and was the sole owner and holder of, such Component Interest, Seller is transferring such Component Interest free and clear of any and all liens, pledges, encumbrances, charges, security interests or any other ownership interests of any nature encumbering such Component Interest, and no Component Interest Document is subject to any assignment (other than assignments to Seller), participation, or pledge.

(4)	No Liens. No default or event of default has occurred under any agreement pertaining to any lien or other interest that ranks pari passu with or senior to the interests of the holder of such Component Interest in respect of the related Mortgage Loan (as applicable) unless such interests are subject to a Transaction hereunder and there is no provision in any such agreement which would provide for any increase in the principal amount of any such lien or other interest.

(5)	No Breach. No (i) monetary default, breach or violation exists with respect to any agreement or other document governing or pertaining to such Component Interest, (ii) material non-monetary default, breach or violation exists with respect to such Component Interest, or (iii) event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration with respect to such Component Interest.

Sch. 1(b)-1

(6)	Securities. None of the Component Interests (i) is dealt in or traded on a securities exchange or in a securities market, (ii) by its terms expressly provides that it is a Security governed by Article 8 of the UCC, (iii) is Investment Property, (iv) is held in a Securities Account or (v) constitutes a Security or a Financial Asset. None of the Commercial Mortgage Loan Documents for the Component Interest consists of Instruments. For purposes of this paragraph (6), capitalized terms undefined in this paragraph have the meaning given to such term in the Uniform Commercial Code.

(7)	Bankruptcy. No issuer of the Purchased Asset, no co-participant/lender and no Obligor related to any Mortgage Loan, is a debtor in any state or federal bankruptcy or insolvency proceeding.

(8)	[Intentionally Omitted].

(9)	[Intentionally Omitted].

(10)	No Default. (i) There is no material default, breach, or violation existing under the related Component Interest Documents, and no event has occurred (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, or violation, provided, however, that this representation and warranty does not cover any default, breach, or violation that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Schedule 1(b), and (ii) Seller has not waived any material default, breach, or violation under such Component Interest Documents, in the case of either (i) or (ii), materially and adversely affects the value of the Component Interest, provided, however, that this representation and warranty does not cover any default, breach, or violation that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by Seller in this Schedule 1(b). Pursuant to the terms of the related Component Interest Documents no Person or party other than the holder of such Component Interest may declare any event of default under such Component Interest Documents.

(11)	Asset File. The Asset File delivered by Seller with respect to such Component Interest (i) represents a true and correct copy of the documents contained therein and each Asset Schedule, together with all other information contained therein prepared by Seller or its Affiliates and delivered by such Seller Party to Buyer immediately prior to the Purchase Date, (ii) is true and correct in all material respects, (iii) conforms in all material respects to the Summary Diligence Materials previously provided to Buyer and pursuant to which Buyer has elected to enter into the Transaction, and (iv) constitutes all material documents evidencing and/or securing such Component Interest and such documents have not been materially amended or modified except as set forth in the documents contained in the Asset File delivered by Seller.

Sch. 1(b)-2

SCHEDULE 2

RESPONSIBLE OFFICERS

SELLER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Seller under this Agreement:

Name	Title	Authorized Signature

Stephen Sypherd	Vice President

Sch. 2-1

BUYER AUTHORIZATIONS

Any of the persons whose signatures and titles appear below are authorized, acting singly, to act for Buyer under this Agreement:

AUTHORIZED REPRESENTATIVES OF BANK OF MONTREAL

Name	Title	Signature
Paul Vanderslice	Authorized Signatory
Andrew Noonan	Authorized Signatory
Michael Birajiclian	Authorized Signatory
Eric Jacks	Authorized Signatory
David Schell	Authorized Signatory
Leanne Lispi	Authorized Signatory

Sch. 2-2

SCHEDULE 3

DISQUALIFED INSTITUTIONS

[On File]

Sch. 3-1

EXHIBIT A

FORM OF TRANSACTION REQUEST AND CONFIRMATION

[DATE]

Bank of Montreal

151 W 42nd Street, 9th Floor

New York, New York 10036

Attention: David Schell

Re:	Master Repurchase Agreement, dated as of March 3, 2023 (the “Repurchase Agreement”), between FS CREIT Finance BMO-1 LLC (“Seller”) and Bank of Montreal (“Buyer”).

Ladies and Gentlemen:

Pursuant to the Repurchase Agreement, Seller hereby requests that Buyer enter into a Transaction to purchase the Eligible Assets listed below on the Asset Schedule attached hereto as Annex 1 in accordance with the Repurchase Agreement.

Purchase Date:
Eligible Asset:
Asset Type:
Original Principal Amount of Purchased Asset:
Purchase Price Percentage:
Purchase Price:
Initial Benchmark:	[Term SOFR]
Benchmark Floor:
Pricing Spread:
Upfront Fee:
Requested Wire Amount:	$[ ], netting out the Upfront Fee and the expenses
Table-Funded Asset:
Seller’s Wiring Instructions
Additional terms as required:

Exh. A-1

In connection with this Transaction Request and Confirmation, the undersigned hereby certifies that: (i) each of the Transaction conditions precedent set forth in Section 3 of the Repurchase Agreement has been satisfied as of the date hereof, or will be satisfied on the proposed Purchase Date (other than the conditions precedent set forth in clauses (i), (viii), (xi) and (xiii) of Section 3(b) of the Repurchase Agreement); (ii) attached hereto as Annex 1 is the Asset Schedule for the Eligible Asset, (iii) the Summary Diligence Materials relating to the Eligible Asset have been delivered to Buyer in accordance with the Repurchase Agreement, and (iv) attached hereto as Annex 3 are exceptions to the representations and warranties set forth in Schedule 1 of the Repurchase Agreement for the Eligible Asset.

Seller hereby acknowledges that this Transaction Request and Confirmation shall not be binding upon Buyer unless and until Buyer has countersigned this Transaction Request and Confirmation and delivered it to Seller.

Buyer confirms its agreement to enter into a Transaction to purchase the Eligible Assets which are Purchased Assets listed in Annex 1 hereto in accordance with the terms listed in this Transaction Request and Confirmation, pursuant to the Repurchase Agreement.

Exh. A-2

All capitalized terms used herein but not otherwise defined shall have the meanings specified in the Repurchase Agreement. The Repurchase Agreement is incorporated by reference into this Transaction Request and Confirmation, and is made a part hereof as if it were fully set forth herein and as evidenced hereby until all amounts due in connection with this Transaction are paid in full.

FS CREIT FINANCE BMO-1 LLC

By:
Name:
Title:

Exh. A-3

Buyer hereby agrees to purchase the Eligible Assets set forth in this Transaction Request and Confirmation pursuant to the provisions of the Repurchase Agreement and the terms hereof.

With respect to the representations and warranties of Seller made pursuant to Section 12 of the Repurchase Agreement and Schedule 1 thereto, Buyer hereby acknowledges and consents to the exceptions to such representations and warranties, if any.

Agreed and Accepted:

BANK OF MONTREAL

By:
Name:
Title:

By:
Name:
Title:

Exh. A-4

Annex 1 to Exhibit A

ASSET SCHEDULE2

[To be Provided]

2 Any Asset Schedule attached electronically to any Transaction Request and Confirmation shall be attached as a “pdf” file

Annex 1 to Exh. A

Annex 2 to Exhibit A

SUMMARY DUE DILIGENCE MATERIALS

For Commercial Mortgage Loans:

1.	Underwriting
2.	Appraisal
3.	Engineering
4.	Environmental
5.	Current Financial Statements
6.	Current Rent Roll
7.	Closing Binder

For Component Interests:

1.	Underwriting
2.	Appraisal
3.	Engineering
4.	Environmental
5.	Current Financial Statements
6.	Current Rent Roll
7.	Closing Binder
8.	Documents Evidencing Participation Agreement (for Participation Interests)
9.	Documents Evidencing Co-Lender/Co-Origination Agreement (for Component Interest Notes)
10.	Component Interest Note, as applicable
11.	Participation Certificate, as applicable

Annex 2 to Exh. A

Annex 3 to Exhibit A

EXCEPTIONS AND WARRANTIES

Annex 3 to Exh. A

EXHIBIT B

FORM OF MAXIMUM AGGREGATE PURCHASE PRICE AMENDMENT

[            ], 20[ ]

Bank of Montreal

151 W 42nd Street, 9th Floor

New York, NY 10036

Attention: David Schell

Email: David.Schell@bmo.com

Telephone No.: 212-885-4000

Re:	Master Repurchase Agreement, dated as of March 3, 2023 (as amended, restated, supplemented, or otherwise modified from time to time, the “Repurchase Agreement”), between Bank of Montreal, a Canadian Chartered bank acting through its Chicago Branch (“Buyer”) and FS CREIT Finance BMO-1 LLC, a Delaware limited liability company (“Seller”).

Ladies and Gentlemen:

In accordance with the Repurchase Agreement, Buyer and Seller hereby agree to amend the Maximum Aggregate Purchase Price as further set forth below:

Maximum Aggregate Purchase Price:	[ ] DOLLARS ($[ ])
Effective Date:	[ ], 20[ ]

Unless further amended after the date hereof, the Maximum Aggregate Purchase Price as amended hereby shall remain in effect until the Termination Date. In the event this Maximum Aggregate Purchase Price Amendment decreases the existing Maximum Aggregate Purchase Price, Seller shall repurchase Purchased Assets such that the aggregate outstanding Purchase Price of all Transactions does not exceed the Maximum Aggregate Purchase Price as amended hereby.

All terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Repurchase Agreement. Except as expressly amended and modified by this Maximum Aggregate Purchase Price Amendment, the existing Facility Documents shall continue to be, and shall remain, in full force and effect in accordance with their terms.

[Signature Pages Follow]

Exh. B-1

FS CREIT FINANCE BMO-1 LLC, as Seller

By:
Name:
Title:

Exh. B-2

Agreed and Consented by:

BANK OF MONTREAL, as Buyer

By:
Name:
Title:

Exh. B-3

EXHIBIT C

FORM OF POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that FS CREIT FINANCE BMO-1 LLC (“Seller”) hereby irrevocably constitute and appoint BANK OF MONTREAL (“Buyer”) and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Seller and in the name of Seller or in its own name, from time to time in Buyer’s discretion:

(a)            in the name of Seller or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any assets purchased by Buyer under the Master Repurchase Agreement (as amended, restated or modified, the “Repurchase Agreement”) dated March 3, 2023 (the “Assets”) and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any such Assets whenever payable;

(b)            to pay or discharge taxes and liens levied or placed on or threatened against the Assets;

(c)            (i) to direct any party liable for any payment under any Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct; (ii) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Assets; (iii) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Assets; (iv) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Assets or any proceeds thereof and to enforce any other right in respect of any Assets; (v) to defend any suit, action or proceeding brought against Seller with respect to any Assets; (vi) to settle, compromise or adjust any suit, action or proceeding described in clause (v) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (vii) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Assets as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Assets and Buyer’s Liens thereon and to effect the intent of the Repurchase Agreement, all as fully and effectively as Seller might do;

(d)            for the purpose of carrying out the transfer of servicing with respect to the Assets from Servicer to a successor servicer appointed by Buyer in its sole discretion and to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish such transfer of servicing; and

(e)            for the purpose of delivering any notices of sale to mortgagors or other third parties, including without limitation, with respect to the Assets, those required by law.

Exh. C-1

Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

Seller also authorizes Buyer, from time to time, to execute, in connection with any sale, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Assets.

The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Assets and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

TO INDUCE ANY THIRD PARTY TO ACT HEREUNDER, SELLER HEREBY AGREES THAT ANY THIRD PARTY RECEIVING A DULY EXECUTED COPY OR FACSIMILE OF THIS INSTRUMENT MAY ACT HEREUNDER, AND THAT REVOCATION OR TERMINATION HEREOF SHALL BE INEFFECTIVE AS TO SUCH THIRD PARTY UNLESS AND UNTIL ACTUAL NOTICE OR KNOWLEDGE OF SUCH REVOCATION OR TERMINATION SHALL HAVE BEEN RECEIVED BY SUCH THIRD PARTY, AND BUYER ON ITS OWN BEHALF AND ON BEHALF OF BUYER’S ASSIGNS, HEREBY AGREES TO INDEMNIFY AND HOLD HARMLESS ANY SUCH THIRD PARTY FROM AND AGAINST ANY AND ALL CLAIMS THAT MAY ARISE AGAINST SUCH THIRD PARTY BY REASON OF SUCH THIRD PARTY HAVING RELIED ON THE PROVISIONS OF THIS INSTRUMENT.

[REMAINDER OF PAGE INTENTIONALLY BLANK. SIGNATURES FOLLOW.]

Exh. C-2

IN WITNESS WHEREOF, Seller has caused this power of attorney to be executed and Seller’s seal to be affixed this ___ day of ______, 20 __.

FS CREIT FINANCE BMO-1 LLC

By:
Name:
Title:

Exh. C-3

Acknowledgment of Execution by Seller (Principal):

STATE OF	________________________	)
	)	ss.:
COUNTY OF	________________________)

On the ___ day of __________, 202__ before me, the undersigned, a Notary Public in and for said State, personally appeared _,                  personally              known                      to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity as _ for FS CREIT Finance BMO-1 LLC and that by his signature on the instrument, the person upon behalf of which the individual acted, executed the instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public

My Commission expires

Exh. C-4

EXHIBIT D

FORM OF TAX COMPLIANCE CERTIFICATE

Reference is hereby made to the Master Repurchase Agreement dated as of March 3, 2023 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between FS CREIT Finance BMO-1 LLC (the “Seller”) and Bank of Montreal (the “Buyer”). Pursuant to the provisions of Section 8 of the Agreement, the undersigned hereby certifies that:

1.            It is a natural individual person, treated as a corporation for U.S. federal income tax purposes, disregarded for federal income tax purposes (in which case a copy of this Tax Compliance Certificate is attached in respect of its sole beneficial owner), or treated as a partnership for U.S. federal income tax purposes (one must be checked).

2.            It is the beneficial owner of amounts received pursuant to the Agreement.

3.            It is not a bank, as such term is used in section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), or the Agreement is not, with respect to the undersigned, a loan agreement entered into in the ordinary course of its trade or business, within the meaning of such section.

4.            It is not a 10-percent shareholder of Seller within the meaning of section 871(h)(3) or 881(c)(3)(B) of the Code.

5.            It is not a controlled foreign corporation that is related to Seller within the meaning of section 881(c)(3)(C) of the Code.

6.            Amounts paid to it under the Facility Documents are not effectively connected with its conduct of a trade or business in the United States.

[NAME OF UNDERSIGNED]

By:

Title:

Exh. D-1

EXHIBIT E

[RESERVED]

Exh. E-1

EXHIBIT F

FORM OF NOTICE TO OBLIGOR

NOTICE TO OBLIGOR

[ ]

[Name of Borrower]
[Address]
[ ]
Fax:
Phone:

[Name of Borrower]
[Address]
[ ]
Fax:
Phone:

Re: Transfer of Loan

Ladies and Gentlemen:

We hereby notify you that your asset [Identify Asset] has been transferred to [Bank of Montreal] and __________________ will be the servicer of your loan. As such all future payments shall be made to the following account:

Wire Instructions:
Account #:
Account Name:
Attention:
Reference:

Please send all questions and correspondence to the following address:

Exh. F-1

Very truly yours,

FS CREIT FINANCE BMO-1 LLC, as Seller

By:
Name:
Title:
Date:

Exh. F-2

EXHIBIT G

[FORM OF ESCROW INSTRUCTION LETTER]

[DATE]

[NAME OF TITLE COMPANY] (“Title Company”)

[TITLE COMPANY ADDRESS]

Re:	$[_________] Loan (the “Loan”) being made by [____________] (“Lender”) to [______], a [________] (“Borrower”), secured by property commonly known as[_________] (the “Property”)

Ladies and Gentlemen:

On or promptly after the date hereof, Title Company shall receive in one or more wire transfers (a) $[_____________] from Lender (the “Lender Proceeds”) and (b) $______________from [Bank of Montreal] (the “BMO Proceeds”; collectively with the Lender Proceeds, the “Proceeds”). The total amount of the Proceeds is equal to $[______________]. The Lender Proceeds shall be wired to Title Company by Lender, and the BMO Proceeds shall be wired to Title Company by [Bank of Montreal] (herein, “Buyer”) pursuant to the wiring instructions of [_________] attached hereto as Exhibit A.

On or before the date hereof, Title Company has received an executed counterpart of each of the following instruments with respect to the Property (collectively, the “[      ] Assignment Documents”):

(A)	[Assignment of Mortgage] by Lender to [___________] (“[__________]”);

(B)	Assignment of Assignment of Leases and Rents from Lender to [_____________]; and

(C)	A UCC-3 Financing Statement Amendment assigning the interests of Lender to [__________] to be filed with the ____________County Recorder’s Office.

By Title Company’s acceptance of this letter (this “Side Letter”), Title Company hereby irrevocably agrees that:

(a)           Upon receipt of the Proceeds, Title Company will advise Lender’s Counsel and Buyer’s Counsel (as defined below) in writing (which may be by e-mail transmission) of such receipt; and

(b)           Upon written instruction (which may be by e-mail transmission) from both (i) [__________] ([__                 ]) or another attorney at Alston & Bird LLP (herein, “Buyer’s Counsel”), on behalf of Buyer, and (ii) ______________________ or another attorney at _____________________ (herein, “Lender’s Counsel”), on behalf of Lender, Title Company will promptly disburse the Proceeds in accordance with the settlement statement and disbursement instructions provided by Lender’s Counsel as signed by Borrower, in accordance with that certain Escrow Letter dated as of the date hereof by and among Title Company, Borrower and Lender’s Counsel (the “Escrow Letter”); and

Exh. G-1

(c)           Promptly upon disbursement of the Proceeds as aforesaid, Title Company will cause the [             ] Assignment Documents to be recorded in the appropriate jurisdiction of the Property (or otherwise deliver the [          ] Assignment Documents as directed by Buyer’s Counsel.

Notwithstanding anything to the contrary contained herein, Title Company hereby agrees not to disburse any of the Proceeds until written authorization (which may be by e-mail transmission) has been provided to Title Company by both (i) Buyer’s Counsel and (ii) Lender’s Counsel.

In the event that Title Company has not received written authorization from both (i) Buyer’s Counsel and (ii) Lender’s Counsel on or prior to 2:00 PM (EDT) on [DATE], Title Company hereby agrees to contact both Lender’s Counsel and Buyer’s Counsel for instructions as to the disposition of the Proceeds (and, in the absence of joint instructions, to comply with the instructions of Lender’s Counsel as to the Lender Proceeds and the [[_] Assignment Documents] and to comply with the instructions of Buyer’s Counsel as to the BMO Proceeds).

This Side Letter may be executed in counterparts, all of which when taken together shall constitute one and the same instrument. A signed counterpart of this Side Letter which is telecopied or electronically transmitted shall constitute an original.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

Exh. G-2

Please acknowledge Title Company's receipt of the [[ ] Assignment Documents] and confirm Title Company's agreement to comply with the foregoing instructions by signing below and emailing a counter-signed copy of this Side Letter to the attention of the undersigned at [_______________].

Very truly yours,

[_______________]

By:
[____________________]

cc: [_______________]

Exh. G-3

Acknowledged and Agreed:

[_______________________________]

By:
Name:
Title:

[_______________________________]

By:
Name:
Title:

Exh. G-4

Lender’s Counsel hereby signs to indicate its consent to the delivery of the [[ ] Assignment Documents] and disbursement of the Proceeds in accordance with this Side Letter.

[_______________________________]

By:
Name:
Title:

Exh. G-5

Exhibit A

Title Company Wire Instructions

Exh. G-6